Exhibit 4.3
[Execution Version]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
November 9, 2010
among
TUCSON ELECTRIC POWER COMPANY,
as Borrower,
THE LENDERS PARTY HERETO,
THE ISSUING BANKS PARTY HERETO,
JPMORGAN CHASE BANK, N.A., SUNTRUST BANK
and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
BANK OF AMERICA, N.A. and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
UNION BANK, N.A.,
as Administrative Agent

UNION BANK, N.A., J.P. MORGAN SECURITIES LLC, SUNTRUST ROBINSON
HUMPHREY, INC. and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers

i

ii

		Page

ARTICLE IX Miscellaneous		69

SECTION 9.01.	Notices	69
SECTION 9.02.	Waivers; Amendments	69
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	71
SECTION 9.04.	Successors and Assigns	72
SECTION 9.05.	Survival	76
SECTION 9.06.	Counterparts; Integration; Effectiveness	76
SECTION 9.07.	Severability	77
SECTION 9.08.	Right of Setoff	77
SECTION 9.09.	Release of Collateral Mortgage Bonds	77
SECTION 9.10.	Governing Law; Jurisdiction; Consent to Service of Process	77
SECTION 9.11.	WAIVER OF JURY TRIAL	78
SECTION 9.12.	Headings	78
SECTION 9.13.	Confidentiality	78
SECTION 9.14.	Interest Rate Limitation	79
SECTION 9.15.	Patriot Act Notice	79

SCHEDULES:

Schedule 1.01 —	Pricing Schedule
Schedule 2.01 —	Commitments
Schedule 2.04A —	Existing Revolving Letters of Credit
Schedule 2.04B —	Existing Revenue Bond Letters of Credit

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Bond Delivery Agreement
Exhibit C-1 —	Form of Revenue Bond Pledge Agreement
Exhibit C-2 —	Form of Revenue Bond Pledge Agreement (Custodian)
Exhibit D —	Form of Eleventh Supplemental Indenture
Exhibit E-1 —	Form of Opinion of Raymond S. Heyman, Esq., General Counsel for the Borrower
Exhibit E-2 —	Form of Opinion of Morgan, Lewis & Bockius LLP, New York counsel for the Borrower
Exhibit E-3 —	Form of Opinion of Rodey, Dickason, Sloan, Akin & Robb, PA, special New Mexico counsel for the Borrower

iii

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 9, 2010, among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation, the lenders listed on the signature pages hereto as “Existing Lenders” (the “Existing Lenders”), the lenders listed on the signature pages hereto as “New Lenders” (the “New Lenders”), the other LENDERS from time to time party hereto, the ISSUING BANKS party hereto, JPMORGAN CHASE BANK, N.A., SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, BANK OF AMERICA, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, and UNION BANK, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent.
RECITALS
The Borrower, the Existing Lenders, the issuing banks party thereto, The Bank of New York Mellon (formerly known as The Bank of New York) and JPMorgan Chase Bank, N.A., as co-syndication agents, Wells Fargo Bank, National Association and The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.), as co-documentation agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent, previously entered into that certain Amended and Restated Credit Agreement, dated as of August 11, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”). The parties hereto desire to amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety, without novation, as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ACC” means the Arizona Corporation Commission.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Union Bank, N.A. (formerly known as Union Bank of California, N.A.), in its capacity as administrative agent for the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means the Co-Documentation Agents, the Co-Syndication Agents and the Administrative Agent.
“Aggregate Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment and Revenue Bond Commitment, in an aggregate amount no greater than (i) the amount set forth opposite such Lender’s name on Schedule 2.01, or (ii) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.04(c), in each case as such amount may be reduced from time to time pursuant to Section 2.07. “Aggregate Commitments” means the total of the Lenders’ Aggregate Commitments hereunder. The Aggregate Commitments shall in no event exceed $540,587,047.19.
“Agreement” means this Second Amended and Restated Credit Agreement, dated as of November 9, 2010, by and among the Borrower, the Lenders party hereto, the Issuing Banks party hereto, the Co-Documentation Agents, the Co-Syndication Agents and the Administrative Agent.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Reference Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Reference Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Terrorism Laws” has the meaning provided in Section 3.16(a).
“Applicable Margin” means for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01.
“Applicable Percentage” means (i) for any Revenue Bond Lender on any date of determination, the percentage obtained by dividing such Revenue Bond Lender’s Revenue Bond Commitment on such date by the total of the Revenue Bond Commitments on such date, and multiplying the quotient so obtained by 100%; provided, that in the event that the Revenue Bond Commitments have been terminated, each Revenue Bond Lender’s Applicable Percentage shall be calculated on the basis of the Revenue Bond Commitments in effect immediately prior to such termination; and (ii) for any Revolving Lender on any date of determination, the percentage obtained by dividing such Revolving Lender’s Revolving Commitment on such date by the total of the Revolving Commitments on such date, and multiplying the quotient so obtained by 100%; provided, that in the event that the Revolving Commitments have been terminated, each Revolving Lender’s Applicable Percentage shall be calculated on the basis of the Revolving Commitments in effect immediately prior to such termination, giving effect to any assignments.

“Applicable Rate” means:
(i) in the case of each ABR Loan, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and
(ii) in the case of each Eurodollar Loan, a rate per annum during each Interest Period equal at all times to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.
“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arrangers” means Union Bank, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers for the credit facilities established by this Agreement.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means the president, any vice president, the chief financial officer, the principal accounting officer, the treasurer or the controller of the Borrower.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Bond Delivery Agreement” means the Bond Delivery Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent, substantially in the form of Exhibit B, executed and delivered pursuant to the terms of this Agreement in connection with the issuance of the Collateral Mortgage Bonds.
“Borrower” means Tucson Electric Power Company, an Arizona corporation.
“Borrowing” means Loans of the same Type, made (or deemed made), converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Investment” of any Person means the aggregate outstanding capitalized amount of Capital Lease Obligations of the Borrower and the Consolidated Subsidiaries that are owned by such Person and in respect of which such Person has the right to receive all future payments to be made.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Banks (as applicable) and the Lenders, as collateral for the Revolving LC Exposure and Revenue Bond LC Exposure or the obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank(s) benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including, without limitation, any regulations adopted under the Dodd-Frank Act after the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Change in Control” means the failure of UniSource Energy to own and control, of record and beneficially, directly or indirectly, Capital Stock of the Borrower representing 100% of the aggregate ordinary voting power of the Borrower, free and clear of all Liens.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Revenue Bond Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Revenue Bond Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means Bank of America, N.A. and U.S. Bank National Association, in their capacity as co-documentation agents for the Lenders.
“Collateral” means the Collateral Mortgage Bonds and any and all “Collateral”, as defined in any applicable Security Document.
“Collateral Mortgage Bonds” means the First Mortgage Bonds, Collateral Series I, substantially in the form attached to the Eleventh Supplemental Indenture.
“Commitment Fee Rate” means, for any day, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01.
“Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of Capital Stock of the Borrower and its Subsidiaries, excluding the Borrower’s Capital Stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the date of determination (excluding the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
“Consolidated Subsidiary” means, at any date, each Subsidiary the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Consolidated Total Capitalization” means, with respect to the Borrower at any time, the sum of Consolidated Net Worth and Consolidated Total Indebtedness of the Borrower at such time.
“Consolidated Total Indebtedness” means, as of the last day of any fiscal quarter, (a) the sum (without duplication) for the Borrower and the Consolidated Subsidiaries as of such day of (i) the aggregate outstanding principal amount of the Loans and LC Disbursements, (ii) the aggregate outstanding principal amount of other Indebtedness for borrowed money (including Guarantees thereof) and (iii) the aggregate outstanding capitalized amount of Capital Lease Obligations, minus (b) the sum (without duplication) as of such day of (i) the aggregate outstanding capitalized amount of the Capital Lease Investments of the Borrower and the Consolidated Subsidiaries as of such day and (ii) to the extent included in clause (a)(ii) above, any Treasury Indebtedness of the Borrower and the Consolidated Subsidiaries as of such day, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be disregarded for purposes of the determination of Consolidated Total Indebtedness the aggregate outstanding principal amount of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries for which (1) cash in an amount sufficient to repay and discharge in full such Indebtedness on its scheduled maturity date or redemption date shall have been irrevocably deposited in trust with a trustee, escrow agent, paying agent or similar agent for the payment thereof on such maturity date or redemption date (as the case may be), and (2) the Borrower or such Subsidiary (as the case may be) shall have irrevocably instructed such trustee, escrow agent, paying agent or similar agent (as the case may be) to apply all such cash to the repayment and discharge of such Indebtedness on such maturity date or redemption date (as the case may be).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Co-Syndication Agents” means JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, in their capacity as co-syndication agents for the Lenders.
“Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving Credit Exposure and its Revenue Bond Credit Exposure at such time.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency. reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.20(b), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any portion of its Revolving Loans hereunder, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has failed to fund any portion of its participations in respect of Letters of Credit (including, without limitation, its Revenue Bond Loans) or any other amounts required to be funded or paid by such Lender hereunder (other than its Revolving Loans), within three (3) Business Days of the date required to be funded by it hereunder, (c) has notified the Borrower, the Administrative Agent or any Issuing Bank that it does not intend to comply with its funding obligations, or has made a public statement to that effect, with respect to its funding obligations hereunder (unless such notice or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Revolving Loan under this Agreement cannot be satisfied) or under other agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the

Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Disclosure Documents” means (i) the Annual Report on Form 10-K of the Borrower for the fiscal year ended December 31, 2009, as filed with the SEC, (ii) the Quarterly Reports on Form 10-Q of the Borrower for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC, and (iii) the Current Reports on Form 8-K of the Borrower as filed with the SEC on January 15, 2010, March 5, 2010, May 4, 2010 and October 8, 2010.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), as amended.
“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eleventh Supplemental Indenture” means Supplemental Indenture No. 11 under the Mortgage Indenture, substantially in the form of Exhibit D.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice of its intent to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan under Section 4041 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(d).
“Executive Order” has the meaning provided in Section 3.16(a).

“Existing ABN AMRO Letter of Credit” means Irrevocable Letter of Credit No. S068322, dated November 14, 2006, as amended, in the original stated amount of $103,835,616.44, issued by ABN AMRO Bank N.V. pursuant to the Existing Credit Agreement.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.
“Existing Lenders” has the meaning assigned to such term in the preamble to this Agreement.
“Existing Revenue Bond Letters of Credit” means the Revenue Bond Letters of Credit set forth on Schedule 2.04B.
“Existing Revolving Letters of Credit” means the Revolving Letters of Credit set forth on Schedule 2.04A.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Final Maturity Date” means the date that occurs four (4) years after the Effective Date.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) such Defaulting Lender’s Applicable Percentage of the aggregate Revolving LC Exposure, other than Revolving LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) such Defaulting Lender’s Applicable Percentage of the aggregate Revenue Bond LC Exposure, other than Revenue Bond LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revenue Bond Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.
“Increasing Existing Lender” has the meaning assigned to such term in Section 2.19.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means the Indebtedness of the Borrower under this Agreement.
“Information Memorandum” means the Confidential Information Memorandum dated October 2010 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, commencing with December 31, 2010, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (which initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing) and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Issuing Bank” means each Lender (or other commercial bank or financial institution satisfactory to the Administrative Agent) executing this Agreement as an Issuing Bank, in its capacity as an issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.04(j).
“LC Disbursement” means either a Revolving LC Disbursement or a Revenue Bond LC Disbursement. “LC Disbursements” means the Revolving LC Disbursements and the Revenue Bond LC Disbursements.
“LC Outstandings” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued (or deemed issued) pursuant to this Agreement (including any Revolving Letter of Credit and each Revenue Bond Letter of Credit).
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at approximately 12:00 noon, London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Lien of the Mortgage Indenture” has the meaning assigned to the phrases “Lien of this Indenture” and “lien hereof” in the Mortgage Indenture.
“Loan Documents” means this Agreement, any promissory notes delivered pursuant to Section 2.08(e), the Revenue Bond Pledge Agreements and the other Security Documents.
“Loans” means the loans made (or deemed made) by the Lenders to the Borrower pursuant to this Agreement, including any Revolving Loans and any Revenue Bond Loans.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, results of operations or business of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or the Mortgage Indenture or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document or the Mortgage Indenture.

“Material Indebtedness” means Indebtedness (other than the Loans, LC Disbursements and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Significant Subsidiaries in an aggregate principal amount exceeding $30,000,000; provided however, that, solely for purposes of clause (g) of Article VII hereof, the contingent Guarantee obligation of the Borrower or a Significant Subsidiary in respect of Material Indebtedness of one of its subsidiaries that is not a Significant Subsidiary shall not constitute Material Indebtedness of the Borrower or such Significant Subsidiary unless and until such Guarantee obligation is no longer contingent. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. “Material Indebtedness” shall not include at any time any Indebtedness that is non-recourse to the Borrower and its Significant Subsidiaries.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Mortgage Bonds” means the Borrower’s Mortgage Bonds issued under the Mortgage Indenture.
“Mortgage Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Borrower and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as trustee, as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lenders” has the meaning assigned to such term in the preamble to this Agreement.
“Obligations” means (a)(i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and LC Disbursements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each other payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents; and (b) the due and punctual performance of all other covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” has the meaning assigned to such term in Section 9.04(e).
“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Aggregate Commitment on such date by the total of the Aggregate Commitments on such date, and multiplying the quotient so obtained by 100%. In the event that the Aggregate Commitments have been terminated, each Lender’s Percentage shall be calculated on the basis of the Aggregate Commitments in effect immediately prior to such termination, giving effect to any assignments.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PPD Repayment Date” has the meaning assigned to such term in Section 2.04(f)(ii).
“Purchase Price Disbursement” has the meaning assigned to such term in Section 2.04(f)(ii).
“Rating Agencies” means each of Moody’s and S&P.
“Reference Rate” means the variable rate of interest per annum established by Union Bank from time to time as its “reference rate”. Such “reference rate” is set by Union Bank as a general reference rate of interest, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate”.
“Register” has the meaning assigned to such term in Section 9.04(c).
“Regulation D” means Regulation D of the Board as in effect from time to time.
“Regulation U” means Regulation U of the Board as in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Aggregate Commitments representing a majority of the sum of the total Credit Exposures and the total unused Aggregate Commitments at such time; provided, that the Credit Exposure and unused Aggregate Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.
“Revenue Bond Commitment” means, with respect to each Revenue Bond Lender, the commitment of such Lender to participate in the Revenue Bond Letters of Credit and all Revenue Bond LC Disbursements and to make Revenue Bond Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revenue Bond Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revenue Bond Lender’s Revenue Bond Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revenue Bond Lender shall have assumed its Revenue Bond Commitment, as applicable. The initial aggregate amount of the Revenue Bond Commitments is $340,587,047.19.
“Revenue Bond Credit Exposure” means, at any time, the sum of (a) the aggregate outstanding principal amount of Revenue Bond Loans at such time plus (b) the Revenue Bond LC Exposure at such time. The Revenue Bond Credit Exposure of any Revenue Bond Lender at any time shall be its Applicable Percentage of the total Revenue Bond Credit Exposure at such time.
“Revenue Bond Indenture” means, with respect to any Revenue Bond Letter of Credit, (a) the Revenue Bond Indenture, as amended and supplemented from time to time, in respect of the Revenue Bonds referenced on Schedule 2.04 for such Revenue Bond Letter of Credit, as applicable, or (b) in respect of any Revenue Bond Letter of Credit issued after the Effective Date, the indenture described in such Revenue Bond Letter of Credit pursuant to which the Revenue Bonds supported by such Revenue Bond Letter of Credit have been issued, as such indenture may be amended and supplemented from time to time.
“Revenue Bond Issuing Bank” means, with respect to each outstanding Revenue Bond Letter of Credit, the Issuing Bank that has issued such Revenue Bond Letter of Credit.

“Revenue Bond LC Availability Period” means the period from and including the Effective Date to but excluding the earlier to occur of (a) the date that occurs ten (10) Business Days prior to the Final Maturity Date and (b) the date of the termination of the Revenue Bond Commitments.
“Revenue Bond LC Disbursement” means a payment made by a Revenue Bond Issuing Bank pursuant to a Revenue Bond Letter of Credit.
“Revenue Bond LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revenue Bond Letters of Credit at such time plus (b) the aggregate amount of all Revenue Bond LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Revenue Bond LC Exposure of any Revenue Bond Lender at any time shall be its Applicable Percentage of the total Revenue Bond LC Exposure at such time.
“Revenue Bond Lender” means a Lender having a Revenue Bond Commitment.
“Revenue Bond Letters of Credit” means the Letters of Credit issued (or deemed issued) pursuant to Section 2.04(a)(ii).
“Revenue Bond Loan” has the meaning assigned to such term in Section 2.04(f)(iii).
“Revenue Bond Loan Agreement” means, with respect to any Revenue Bond Letter of Credit, (a) the Revenue Bond Loan Agreement in respect of the Revenue Bonds referenced on Schedule 2.04 for such Revenue Bond Letter of Credit, as applicable, or (b) in respect of any Revenue Bond Letter of Credit issued after the Effective Date, the loan agreement between the Borrower and the issuer of the Revenue Bonds supported by such Revenue Bond Letter of Credit, as described in the applicable Revenue Bond Indenture pursuant to which such Revenue Bonds have been issued.
“Revenue Bond Pledge Agreement” means, individually, any pledge agreement in substantially the form of Exhibit C-1 or Exhibit C-2 (as applicable) and otherwise satisfactory to the applicable Issuing Bank and the Administrative Agent. “Revenue Bond Pledge Agreements” means, collectively, all Revenue Bond Pledge Agreements.
“Revenue Bonds” means, with respect to any Revenue Bond Letter of Credit, (a) the Revenue Bonds referenced on Schedule 2.04 for such Revenue Bond Letter of Credit, or (b) in respect of any Revenue Bond Letter of Credit issued after the Effective Date, the bonds supported by, and described in, such Revenue Bond Letter of Credit.
“Revenue Bond Trustee” means, with respect to any Revenue Bond Letter of Credit, the trustee and/or agent, as applicable, named in such Revenue Bond Letter of Credit’s Revenue Bond Indenture, and any successor or assign thereof.
“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier to occur of (a) the Final Maturity Date and (b) the date of the termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans hereunder and to participate in Revolving Letters of Credit and Revolving LC Disbursements, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is $200,000,000.
“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate outstanding principal amount of Revolving Loans at such time plus (b) the Revolving LC Exposure at such time. The Revolving Credit Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Revolving Credit Exposure at such time.
“Revolving LC Disbursement” means a payment made by an Issuing Bank pursuant to a Revolving Letter of Credit.
“Revolving LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate amount of all Revolving LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Revolving LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Revolving LC Exposure at such time.
“Revolving Lender” means a Lender having a Revolving Commitment.
“Revolving Letters of Credit” means the Letters of Credit issued (or deemed issued) pursuant to Section 2.04(a)(i).
“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Sections 2.01 and 2.03.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“San Carlos” means San Carlos Resources Inc., an Arizona corporation.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
“SEC” means the Securities and Exchange Commission.

“Security Documents” means (a) prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, the Mortgage Indenture, the Eleventh Supplemental Indenture, the Collateral Mortgage Bonds and the Bond Delivery Agreement, (b) the Revenue Bond Pledge Agreements, and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 or pursuant to any of the foregoing documents to secure any of the Obligations.
“Senior Unsecured Debt” means the senior unsecured, long-term Indebtedness of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Significant Subsidiary” means (a) San Carlos, (b) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary and (c) any other Subsidiary of the Borrower whose direct or indirect proportionate share of consolidated total assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) was greater than or equal to 15% of the consolidated total assets as of such date of the Borrower and the Consolidated Subsidiaries, taken as a whole. For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of the Borrower included in the applicable financial statements.
“Solvent” means, with respect to any Person, as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including any interest or penalties or additions to tax imposed with respect thereto).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance (or deemed issuance) of Letters of Credit, and the issuance of Collateral Mortgage Bonds to the Administrative Agent under the Eleventh Supplemental Indenture and the Bond Delivery Agreement.
“Treasury Indebtedness” means, with respect to any Person, the aggregate outstanding principal amount of Indebtedness of such Person and its subsidiaries that is owned by such Person or its subsidiaries and in respect of which such Person or one or more of its subsidiaries has the right to receive, pursuant to the terms of such Indebtedness, all future principal, interest and other payments to be made with respect thereto.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Union Bank” means Union Bank, N.A., a national banking association.
“UniSource Energy” means UniSource Energy Corporation, an Arizona corporation.
“Utility Business” means the business of producing, developing, generating, transmitting, distributing, selling or supplying electrical energy for any purpose, or any business incidental thereto or necessary in connection therewith, or any business reasonably desirable in connection therewith which the ACC or other utility regulatory body shall have authorized the Borrower to enter.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations), or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.05. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, and (b) be certified to by an Authorized Officer as having been prepared in good faith based upon assumptions believed to be reasonable.

ARTICLE II
The Credits
SECTION 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Revolving Lender’s Revolving Credit Exposure exceeding its Revolving Commitment or (b) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings.
(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.
(b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Revolving Loans or Eurodollar Revolving Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of a Revolving LC Disbursement as contemplated by Section 2.04(f)(i)(A). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f)(i) may be given not later than 9:00 a.m., Los Angeles, California time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Letters of Credit.
(a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Revolving Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date through and including the date that occurs ten (10) Business Days prior to the end of the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Revolving Letter of Credit or the obligation of the Issuing Bank to issue Revolving Letters of Credit hereunder, the terms and conditions of this Agreement shall control; provided, however, that any such agreement between the Borrower and any Issuing Bank may set forth the maximum aggregate stated amount of all Revolving Letters of Credit at any one time outstanding that such Issuing Bank will issue hereunder, and the obligation of such Issuing Bank to issue Revolving Letters of Credit hereunder shall be subject to such maximum amount. In addition, as of the Effective Date, each of the Existing Revolving Letters of Credit shall be deemed to be issued under this Agreement as a Revolving Letter of Credit.

(ii) Subject to the terms and conditions set forth herein, the Borrower may request the issuance, amendment or replacement of Revenue Bond Letters of Credit, for its own account, during the Revenue Bond LC Availability Period, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Revenue Bond Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, that any such agreement between the Borrower and any Issuing Bank may set forth the maximum aggregate stated amount of all Revenue Bond Letters of Credit at any one time outstanding that such Issuing Bank will issue hereunder, and the obligation of such Issuing Bank to issue Revenue Bond Letters of Credit hereunder shall be subject to such maximum amount. In addition, as of the Effective Date, each of the Existing Revenue Bond Letters of Credit shall be deemed to be issued under this Agreement as a Revenue Bond Letter of Credit. On the Effective Date, upon the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent specified in Section 4.01, each of the Existing Revenue Bond Letters of Credit shall be amended by the applicable Issuing Bank to extend the stated expiration date thereof to the date that is five (5) Business Days prior to the Final Maturity Date.
(b) Issuance and Amendment. (i) To request the issuance of any Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) (other than the Existing Revolving Letters of Credit and Existing Revenue Bond Letters of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent shall, promptly after its receipt thereof, distribute a copy of each such notice to the Lenders. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Upon the issuance, amendment, renewal or extension of any Letter of Credit, the applicable Issuing Bank shall provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

(ii) Without limitation of paragraph (b)(i) above, any Revenue Bond Letter of Credit may be amended by the applicable Issuing Bank, or replaced with a new Revenue Bond Letter of Credit issued by another Issuing Bank, at the request of the Borrower and with the consent of the Administrative Agent; provided, that no such amendment or replacement shall increase the stated amount of a Revenue Bond Letter of Credit or extend the expiration date thereof beyond the last permissible date referred to in paragraph (d) below. To request an amendment to or replacement of an outstanding Revenue Bond Letter of Credit, the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (no less than three (3) Business Days (or such shorter period of time as acceptable to the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of amendment or replacement, as the case may be) a notice identifying the Revenue Bond Letter of Credit to be amended or replaced (as the case may be) and specifying the date of amendment or replacement (which shall be a Business Day), the amount of such Revenue Bond Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to amend or replace (as the case may be) such Revenue Bond Letter of Credit. The Administrative Agent shall, promptly after its receipt thereof, distribute a copy of each such notice to the Lenders. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the replacement of a Revenue Bond Letter of Credit. Upon the amendment or replacement of any Revenue Bond Letter of Credit, the applicable Issuing Bank shall provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.
(iii) Notwithstanding any provision to the contrary contained in this Agreement, an Issuing Bank shall have no obligation to issue, amend, renew, replace or extend any Letter of Credit if at such time a Defaulting Lender exists, unless (i) such Issuing Bank has entered into arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such Issuing Bank’s risk with respect to such Defaulting Lender’s Applicable Percentage of its participation interest in such Letter of Credit or (ii) such Issuing Bank is satisfied that such risk has been reallocated in its entirety to the applicable non-Defaulting Lenders pursuant to Section 2.20(a)(iv).
(c) Limitation of Amount. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Revolving Credit Exposure shall not exceed the aggregate amount of the Revolving Commitments, (ii) the aggregate LC Outstandings of all Revolving Letters of Credit then outstanding (after giving effect to all issuances, amendments and extensions of Revolving Letters of Credit on such date) shall not exceed $50,000,000 and (iii) the Revenue Bond Credit Exposure shall not exceed the aggregate amount of the Revenue Bond Commitments.
(d) Expiration Date. Each Revolving Letter of Credit shall expire at or prior to the close of business on the earlier to occur of (i) the date one year after the date of the issuance of such Revolving Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Final Maturity Date; provided that any Revolving Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above). Each Revenue Bond Letter of Credit shall expire not later than the close of business on the date that is five (5) Business Days prior to the Final Maturity Date.

(e) (i) Participations of Revolving Lenders. On the Effective Date, without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank issuing one or more Revolving Letters of Credit (whether on the Effective Date or at any time thereafter) pursuant to this Section hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in each such Revolving Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each Revolving LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f)(i)(A) of this Section, or of any reimbursement payment in respect of a Revolving LC Disbursement required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Revolving Letters of Credit pursuant to this subparagraph (i) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. For the avoidance of doubt, the parties hereto acknowledge and agree that the funding by a Revolving Lender of its participation interest in any Revolving LC Disbursement shall not constitute a reimbursement by the Borrower of such Revolving LC Disbursement.
(ii) Participations of Revenue Bond Lenders. On the Effective Date, without any further action on the part of any Issuing Bank or the Revenue Bond Lenders, each Issuing Bank issuing (or deemed to be issuing) one or more Revenue Bond Letters of Credit (whether on the Effective Date or at any time thereafter) pursuant to this Section hereby grants to each Revenue Bond Lender, and each Revenue Bond Lender hereby acquires from such Issuing Bank, a participation in each such Revenue Bond Letter of Credit equal to such Revenue Bond Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Revenue Bond Letter of Credit. In consideration and in furtherance of the foregoing, each Revenue Bond Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revenue Bond Lender’s Applicable Percentage of each Revenue Bond LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f)(i)(B) of this Section (without giving effect to paragraph (f)(ii) of this Section), or of any reimbursement payment in respect of a Revenue Bond LC Disbursement required to be refunded to the Borrower for any reason. Each Revenue Bond Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Revenue Bond Letters of Credit pursuant to this subparagraph (ii) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revenue Bond Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Revenue Bond Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. For the avoidance of doubt, the parties hereto acknowledge and agree that the funding by a Revenue Bond Lender of its participation interest in any Revenue Bond LC Disbursement shall not constitute a reimbursement by the Borrower of such Revenue Bond LC Disbursement.

(f) Reimbursement. (i) (A) If any Issuing Bank shall make any Revolving LC Disbursement, the Borrower shall reimburse such Revolving LC Disbursement by paying to the Administrative Agent an amount equal to such Revolving LC Disbursement not later than 11:00 a.m., Los Angeles, California time, on the date that such Revolving LC Disbursement is made, if the Borrower shall have received notice of such Revolving LC Disbursement prior to 9:00 a.m., Los Angeles, California time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Los Angeles, California time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.01 and 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.
(B) If any Issuing Bank shall make any Revenue Bond LC Disbursement, the Borrower shall, except as provided in paragraph (ii) below, reimburse such Revenue Bond LC Disbursement by paying to the Administrative Agent an amount equal to such Revenue Bond LC Disbursement not later than 11:00 a.m., Los Angeles, California time, on the date that such Revenue Bond LC Disbursement is made, if the Borrower shall have received notice of such Revenue Bond LC Disbursement prior to 9:00 a.m., Los Angeles, California time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Los Angeles, California time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.01 and 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.
(ii) In the case of any Revenue Bond LC Disbursement to fund the payment of the purchase price (to the extent such purchase price is attributable to the principal of a Revenue Bond) of any Revenue Bond that the Borrower is unable to remarket prior to the day on which payment of the purchase price of such Revenue Bond is due to the holder or owner thereof (a “Purchase Price Disbursement”), the Borrower shall reimburse such Purchase Price Disbursement (to the extent not reimbursed by a Revenue Bond Loan pursuant to paragraph (iii) below) on or prior to the earliest to occur of (A) the Final Maturity Date, (B) the date on which such Revenue Bond is redeemed or cancelled pursuant to the applicable Revenue Bond Indenture, (C) the date on which such Revenue Bond is remarketed pursuant to the applicable Revenue Bond Indenture, and (D) the date on which the applicable Revenue Bond Letter of Credit is replaced by an alternate letter of credit or other security arrangement in accordance with the terms of the applicable Revenue Bond Indenture (such earliest date being referred to herein as the

“PPD Repayment Date”); provided that (x) such Revenue Bond shall be promptly delivered to the applicable Issuing Bank (or to its bailee or custodian, if applicable) and pledged to the applicable Issuing Bank under a Revenue Bond Pledge Agreement, (y) any portion of such Purchase Price Disbursement may be reimbursed at any time by or on behalf of the Borrower on one Business Day’s notice stating the amount to be reimbursed (which shall be $100,000 or a whole multiple thereof) and directing such Issuing Bank to deliver Revenue Bonds held by or for the account of such Issuing Bank to or upon the order of the Borrower against repayment of the portion of such Purchase Price Disbursement attributable to such Revenue Bonds with the proceeds of the remarketing of such Revenue Bonds and specifying the principal amount of Revenue Bonds to be so delivered (provided, however, that if all or any portion of such Purchase Price Disbursement was reimbursed with the proceeds of a Revenue Bond Loan pursuant to paragraph (iii) below, such Issuing Bank shall deliver such Revenue Bonds pursuant to this clause (y) only if and to the extent that such Revenue Bond Loan has been repaid or prepaid by the Borrower in accordance with the terms of this Agreement (including, without limitation, Sections 2.09(d)) with the proceeds of such remarketing), and (z) upon payment to the Administrative Agent for the account of such Issuing Bank of the amount of any such repayment, together with accrued interest to the date of such repayment on the amount of the Purchase Price Disbursement to be reimbursed, the outstanding obligations of the Borrower in respect of such Purchase Price Disbursement shall be reduced by the amount of such reimbursement, interest shall cease to accrue on the amount so reimbursed and such Issuing Bank shall release to or upon the order of the Borrower from the pledge and security interest created by the applicable Revenue Bond Pledge Agreement a principal amount of Revenue Bonds held under such Revenue Bond Pledge Agreement equal to the amount of such repayment; provided that, prior to the release of such Revenue Bonds, (1) the Borrower shall have paid to the Administrative Agent the amount of any Revenue Bond LC Disbursement made in connection with the purchase of such Revenue Bonds to pay the interest portion of the purchase price thereof and (2) the Borrower shall have repaid or prepaid, in accordance with the terms of this Agreement (including, without limitation, Sections 2.09(d)), all Revenue Bond Loans the proceeds of which were used to reimburse such Purchase Price Disbursement, together with accrued interest thereon to the date of such repayment or prepayment and any amounts required to be paid pursuant to Section 2.14 in connection with such repayment or prepayment. The provisions of Section 2.04(f)(i)(B) shall apply with respect to any portion of any such Revenue Bond LC Disbursement made on the Final Maturity Date, as if it were a Revenue Bond LC Disbursement in respect of which the Borrower received notice prior to 9:00 a.m., Los Angeles, California time, on the Final Maturity Date. Whenever an Issuing Bank is holding Revenue Bonds pursuant to a Revenue Bond Pledge Agreement in respect of a Revenue Bond Letter of Credit and accordingly receives a payment of interest on such pledged Revenue Bonds, such Issuing Bank shall promptly deliver such interest so received to the Administrative Agent for application to (I) the payment of accrued and unpaid interest on all outstanding Purchase Price Disbursements of such Issuing Bank in respect of such Revenue Bond Letter of Credit or (II) to the extent the Revenue Bond Banks have reimbursed such Issuing Bank for such Purchase Price Disbursements pursuant to paragraph (iii) below, the payment of accrued and unpaid interest on all outstanding Revenue Bond Loans made by the Revenue Bond Banks in respect of such Purchase Price

Disbursements. If the amount of interest so received exceeds the amount of accrued and unpaid interest on such Purchase Price Disbursements or Revenue Bond Loans (as the case may be) on the date of receipt, such Issuing Bank shall promptly deliver all such interest received to the Administrative Agent and the Administrative Agent shall hold the unused balance of such interest and apply it on a daily basis to interest accrued on such Purchase Price Disbursements or Revenue Bond Loans (as the case may be).
(iii) If the Borrower fails to make any payment due under paragraph (i)(A) above with respect to a Revolving LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable Revolving LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Upon receipt of such notice, each Revolving Lender shall make available to the Administrative Agent such Revolving Lender’s Applicable Percentage of the payment then due from the Borrower, in immediately available funds, by 10:00 a.m., Los Angeles, California time, on the next succeeding Business Day after the date of such notice, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by the Revolving Lenders, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. If the Borrower fails to reimburse the applicable Issuing Bank for any Revenue Bond LC Disbursement (including any Purchase Price Disbursement) at or prior to 11:00 a.m., Los Angeles, California time, on the Business Day immediately following the date of such Revenue Bond LC Disbursement, the Administrative Agent shall notify each Revenue Bond Lender of the applicable Revenue Bond LC Disbursement and such Revenue Bond Lender’s Applicable Percentage thereof. Upon receipt of such notice, each Revenue Bond Lender shall make available to the Administrative Agent such Revenue Bond Lender’s Applicable Percentage of the payment then due from the Borrower, in immediately available funds, by 10:00 a.m., Los Angeles, California time, on the next succeeding Business Day after the date of such notice, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by Revolving Lenders, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revenue Bond Lenders. Promptly following receipt by the Administrative Agent of any payment pursuant to paragraph (i) or (ii) above in respect of any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, (A) to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank in connection with an unreimbursed Revolving LC Disbursement, then to such Revolving Lenders as their interests may appear, and (B) to the extent that Revenue Bond Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank in connection with an unreimbursed Revenue Bond LC Disbursement, then to such Revenue Bond Lenders as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation, if any, to reimburse such LC Disbursement; provided, however, that on the date that the Revenue Bond Lenders reimburse the applicable Issuing Bank for a Purchase Price Disbursement, that portion of such reimbursement payment equal to the principal amount of the Revenue Bonds purchased with the proceeds of such Purchase Price Disbursement shall be deemed to constitute a loan made by the Revenue Bond Lenders to the Borrower on such date in the amount of such principal amount (each such loan being a “Revenue Bond Loan”), and the Borrower’s obligation to reimburse such Purchase Price Disbursement shall be discharged and replaced by such Revenue Bond Loan (it being understood and agreed that any Purchase Price Disbursement so discharged and replaced shall no longer constitute an unreimbursed Revenue Bond LC Disbursement hereunder). Each Revenue Bond Loan shall initially bear interest at the Applicable Rate for ABR Loans, and thereafter may be converted or continued pursuant to Section 2.06.
(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Revenue Bond Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders or Revenue Bond Lenders with respect to any such LC Disbursement.
(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, (i) in the case of any Revolving LC Disbursements, unless the Borrower shall reimburse such Revolving LC Disbursement in full on the date such Revolving LC Disbursement is made or (ii) in the case of any Revenue Bond LC Disbursements, unless the Borrower shall reimburse such Revenue Bond LC Disbursement in full on the date such Revenue Bond LC Disbursement is made, in each case the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or such reimbursement obligation of the Borrower has been discharged pursuant to the terms of Section 2.04(f)(i) or (iii)), at a fluctuating interest rate per annum equal to the Applicable Rate for ABR Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender or any Revenue Bond Lender, as the case may be, to reimburse an Issuing Bank shall be for the account of such Revolving Lender or Revenue Bond Lender, as applicable, to the extent of such payment.
(j) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower and the Administrative Agent; provided, however, that (i) each Issuing Bank shall be (A) a Lender or (B) another commercial bank or other financial institution satisfactory to the Administrative Agent, and (ii) the Administrative Agent shall review any such proposed agreement for form only and not with respect to the identity of any successor Issuing Bank or the identity of the Issuing Bank to be replaced. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b) and shall return to such Issuing Bank each Letter of Credit issued by such Issuing Bank. From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it on such effective date or thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. On the Effective Date, The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.), in its capacity as issuer of the Existing ABN AMRO Letter of Credit, shall be replaced as issuer thereof by U.S. Bank National Association.

(k) Acceleration of Revenue Bonds. If any Event of Default shall occur and be continuing, the Administrative Agent may, and at the request of the Required Lenders shall, direct the applicable Issuing Bank to take such steps as are required and available to it under any Revenue Bond Indenture to cause the Revenue Bond Trustee thereunder to declare the principal amount of all Revenue Bonds then outstanding thereunder to be immediately due and payable and, to the extent necessary to make all payments then due and payable on the Revenue Bonds, require all necessary drawings under the applicable Letter of Credit to be made in respect thereof, whereupon such Issuing Bank shall pay from its general funds the amounts so drawn and such amounts, all interest thereon and all other amounts payable by the Borrower hereunder in respect thereof shall automatically be forthwith due and payable.
SECTION 2.05. Funding of Borrowings.
(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Los Angeles, California time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. In the case of Revolving Loans, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Revolving Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Borrowing, the Administrative Agent may in its sole discretion assume that such Revolving Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Revolving Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Lender’s Loan included in such Borrowing.
SECTION 2.06. Interest Elections.
(a) Each Borrowing of (i) Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request, and (ii) Revenue Bond Loans initially shall be an ABR Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.
(a) Unless previously terminated, each of the Revolving Commitments and the Revenue Bond Commitments shall terminate on the Final Maturity Date. If any Letter of Credit remains outstanding on the Final Maturity Date, the Borrower will deposit with the Administrative Agent an amount in Cash Collateral equal to 105% of the aggregate undrawn amount of such Letter of Credit to secure the Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder.
(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce any Revolving Commitments if, after giving effect to such termination or reduction and any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Commitments. The Borrower may at any time terminate, or from time to time reduce, the Revenue Bond Commitments; provided that (i) each reduction of the Revenue Bond Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce any Revenue Bond Commitments if, after giving effect to such termination or reduction and any concurrent prepayment of the Revenue Bond Loans in accordance with Section 2.09, the aggregate Revenue Bond Credit Exposure would exceed the aggregate Revenue Bond Commitments.
(c) The Borrower shall notify the Administrative Agent of any election or requirement to terminate or reduce the Revolving Commitments or the Revenue Bond Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments or the Revenue Bond Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments or the Revenue Bond Commitments shall be permanent. Each reduction of the Revolving Commitments or the Revenue Bond Commitments shall be made ratably among the Revolving Lenders or Revenue Bond Lenders, as the case may be, ratably in accordance with their Applicable Percentages.
SECTION 2.08. Repayment of Loans; Evidence of Debt.
(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Final Maturity Date, (ii) for the account of each Revenue Bond Lender the unpaid principal amount of each Revenue Bond Loan on the applicable PPD Repayment Date and (iii) for the account of each Lender all accrued and unpaid interest on the Loans and all other Obligations, on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Each Issuing Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Issuing Bank resulting from each LC Disbursement made by such Issuing Bank, including the amounts of principal and interest payable and paid to such Issuing Bank from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, any Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and LC Disbursements in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09. Prepayment of Loans.
(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (subject, in the case of any prepayment of a Eurodollar Borrowing, to Section 2.14), subject to prior notice in accordance with paragraph (d) of this Section.
(b) On the date of any termination of the Revolving Commitments, the Borrower shall repay or prepay all outstanding Revolving Borrowings. If, as a result of any partial reduction of the Revolving Commitments, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Borrowings in an amount equal to such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments or the Revenue Bond Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and by any amounts required to be paid pursuant to Section 2.14 in connection with such prepayment.
SECTION 2.10. Fees.
(a) The Borrower agrees to pay to the Administrative Agent (i) for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates, and (ii) for the account of each Revenue Bond Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the daily unused amount of the Revenue Bond Commitment of such Revenue Bond Lender during the period from and including the Effective Date to but excluding the date on which such Revenue Bond Commitment terminates. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing with December 31, 2010, and (A) with respect to commitment fees payable pursuant to clause (i) above, on the date on which the Revolving Commitments terminate, and (B) with respect to commitment fees payable pursuant to clause (ii) above, on the date on which the Revenue Bond Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which participation fee shall accrue at a rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans, on the daily aggregate amount of the sum of (A) such Lender’s Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements) and (B) such Lender’s Revenue Bond LC Exposure (excluding any portion thereof attributable to unreimbursed Revenue Bond LC Disbursements), during the period from and including the Effective Date to but excluding the Final Maturity Date, and (ii) to each Issuing Bank, for its own account, a fronting fee payable in the amounts and at the times separately agreed upon by the Borrower and such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees in respect of Letters of Credit shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing with December 31, 2010; provided that (1) all such fees payable in respect of the Revolving Letters of Credit shall also be payable on the date on which the Revolving Commitments terminate, and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand, and (2) all such fees payable in respect of the Revenue Bond Letters of Credit shall also be payable on the date on which the Revenue Bond Commitments terminate, and any such fees accruing after the date on which the Revenue Bond Commitments terminate shall be payable on demand; provided, further, that upon the occurrence and during the continuance of an Event of Default, the participation fees payable pursuant to clause (i) above shall be increased by 200 basis points per annum. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.11. Interest.
(a) The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Applicable Rate for such Loan.
(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, (i) each ABR Loan shall bear interest at a rate of 2.0% per annum in excess of the rate set forth in paragraph (a) of this Section and (ii) each Eurodollar Loan shall bear interest at a rate of 2.0% per annum in excess of the rate set forth in paragraph (a) of this Section until the Interest Period applicable thereto shall have expired and thereafter at a per annum rate equal to the Applicable Rate for ABR Loans plus 2.0%. In addition, if any principal of or interest on any Loan or LC Disbursement or any fee or other amount payable by the

Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (B) in the case of any other amount, 2.0% plus the Applicable Rate for ABR Loans.
(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and (i) in the case of Revolving Loans, upon termination of the Revolving Commitments, and (ii) in the case of Revenue Bond Loans, upon termination of the Revenue Bond Commitments, and accrued interest on each LC Disbursement that bears interest at the Applicable Rate for ABR Loans shall be payable in arrears on each Interest Payment Date applicable to ABR Loans; provided that (A) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan or LC Disbursement, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Reference Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13. Increased Costs.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement reflected in the Adjusted LIBO Rate, where applicable) or any Issuing Bank; or
(ii) impose on any Lender, any Issuing Bank, the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan or LC Disbursement on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, or (e) the revocation of any notice of prepayment pursuant to Sections 2.07 and 2.09, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any applicable Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.15. Taxes.
(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) Any Foreign Lender shall, to the extent it is legally permitted to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by the law of the jurisdiction in which the Borrower is located, or by any treaty to which such jurisdiction is a party, or reasonably requested by the Borrower as will permit such payments to be made without withholding.
(e) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 10:00 a.m., Los Angeles, California time, on the date when due, in immediately available funds, without set-off, counterclaim, recoupment or deduction of any kind. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices located at 445 South Figueroa Street, Los Angeles, California 90071 (or such other office as the Administrative Agent shall from time to time designate to the Borrower), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any fees payable pursuant to Section 2.10 or any payment accruing interest, such fees and such interest shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e) or (f), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.17. Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender defaults in its obligation to fund Loans hereunder or is otherwise a Defaulting Lender, or (iv) any Lender has not consented to a proposed amendment, waiver or modification under this Agreement that requires the consent of all Lenders and which has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Illegality. Notwithstanding any other provision of this Agreement, if any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make, continue or convert into Eurodollar Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (a) the obligation of such Lender to make, continue or convert into Eurodollar Loans shall be suspended until the Administrative Agent notifies the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, and (b) the Borrower shall forthwith prepay in full all Eurodollar Loans of such Lender then outstanding, together with accrued and unpaid interest thereon, unless the Borrower, within five (5) Business Days of such notice and demand, converts all Eurodollar Loans of all Lenders then outstanding into ABR Loans in accordance with the terms hereof.
SECTION 2.19. New Lenders. On the Effective Date, each New Lender and Increasing Existing Lender (as hereinafter defined) shall purchase by assignment from the Existing Lenders such portion of the Loans (as defined in the Existing Credit Agreement), if any, owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, (a) the outstanding Revolving Loans owing to each Revolving Lender shall equal such Revolving Lender’s Applicable Percentage of the aggregate amount of Revolving Loans owing to all Revolving Lenders and (b) the outstanding Revenue Bond Loans owing to each Revenue Bond Lender shall equal such Revenue Bond Lender’s Applicable Percentage of the aggregate amount of Revenue Bond Loans owing to all Revenue Bond Lenders. In addition, on the Effective Date, each New Lender and Increasing Existing Lender shall be deemed to have purchased by assignment from the Existing Lenders (and the Existing Lenders shall be deemed to have assigned to the New Lenders and the Increasing Existing Lenders) a portion of the participations (if any) then held by the Existing Lenders in each outstanding Letter of Credit and LC Disbursement, such that, after giving effect to all such deemed purchases and assignments, (i) each Revolving Lender’s participations in outstanding Revolving Letters of Credit and Revolving LC Disbursements shall equal such Revolving Lender’s Applicable Percentage of the aggregate amount of such participations held by all of the Revolving Lenders and (ii) each Revenue Bond Lender’s participations in outstanding Revenue Bond Letters of Credit and Revenue Bond LC Disbursements shall equal such Revenue Bond Lender’s Applicable Percentage of the aggregate amount of such participations held by all of the Revenue Bond Lenders. As used herein, the term “Increasing Existing Lender” means each Existing Lender whose Aggregate Commitment (as set forth on Schedule 2.01) exceeds its Aggregate Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.
SECTION 2.20. Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participations in any Letters of Credit; fourth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if such payment is a payment of the principal amount of any LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay LC Disbursements owed to the applicable Issuing Banks on a pro rata basis (or, to the extent that the non-Defaulting Lenders have reimbursed such Issuing Banks for such LC Disbursements, to the non-Defaulting Lenders on a pro rata basis) prior to being applied to the payment of any LC Disbursements owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this SECTION 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) or any participation fee pursuant to Section 2.10(b), in each case for any period during which it is a Defaulting Lender.
(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender under this Agreement, for purposes of computing the amount of the obligation of each non-Defaulting Lender hereunder to acquire or fund participations in Letters of Credit pursuant to Section 2.04(e) (including, without limitation, for purposes of determining the amount of participation fees payable to such non-Defaulting Lender pursuant to Section 2.10(b)), the “Applicable Percentage” of each non-Defaulting Lender hereunder shall be computed without giving effect to the Revolving Commitment and Revenue Bond Commitment of such Defaulting Lender; provided, that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists, (B) the obligation of each non-Defaulting Lender to acquire or fund participations in Revolving Letters of Credit at any time shall not exceed the unused positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the total Revolving Credit Exposure of such non-Defaulting Lender at such time, and (C) the obligation of each non-Defaulting Lender to acquire or fund participations in Revenue Bond Letters of Credit at any time shall not exceed the unused positive difference, if any, of (1) the Revenue Bond Commitment of such non-Defaulting Lender minus (2) the total Revenue Bond Credit Exposure of such non-Defaulting Lender at such time.
(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, take such action as the Administrative Agent may determine to be necessary to cause the funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c) Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to this subsection (c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this subsection (c), Section 2.20(a)(ii) or Article VII in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Revolving LC Exposure and/or Revenue Bond LC Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(iv)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral, provided that (x) any Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this subsection (c) may, during the continuance of an Event of Default, be otherwise applied in accordance with Article VII), and (y) the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks that:
SECTION 3.01. Organization; Powers. The Borrower and each of its Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other applicable organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, the Mortgage Indenture constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower (and, in the case of the Collateral Mortgage Bonds, authenticated by the trustee therefor), will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such approvals of the ACC that have been obtained and are in full force and effect, and (ii) filings necessary to perfect Liens created under the Loan Documents (other than the Lien of the Mortgage Indenture, in respect of which all requisite filings have been made), (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Consolidated Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Consolidated Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries, except Liens created under the Loan Documents or under the Mortgage Indenture.

SECTION 3.04. Financial Condition; No Material Adverse Change; Secured Indebtedness.
(a) The audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2009 and the most recent financial statements delivered by the Borrower pursuant to Section 5.01(a) or (b), in each case, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 5.01(a). Neither the Borrower nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any Guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, is material to the Borrower and its Consolidated Subsidiaries, taken as a whole, and which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2009 to and including the Effective Date there has been no sale, transfer or other disposition by the Borrower or any of its Consolidated Subsidiaries of any part of its business or property, and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), which, in either case, is material in relation to the consolidated financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole at December 31, 2009.
(b) Except to the extent that any specific change is explicitly disclosed in the Disclosure Documents, since December 31, 2009, there has been no material adverse change in the financial condition, results of operations, business or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole.
(c) As of the Effective Date, after giving effect to the issuance of the Collateral Mortgage Bonds, there will be $540,588,000 in aggregate principal amount of Mortgage Bonds outstanding.
SECTION 3.05. Properties.
(a) Other than as explicitly disclosed in the Disclosure Documents, each of the Borrower and its Consolidated Subsidiaries has good title to, or valid leasehold interests in, and enjoys peaceful and undisturbed possession of, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) Each of the Borrower and its Consolidated Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.
(a) Except as explicitly disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect or (ii) that involve any of the Loan Documents, the Mortgage Indenture or the Transactions.
(b) Except as explicitly disclosed in the Disclosure Documents, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Consolidated Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c) Except as explicitly disclosed in the Disclosure Documents, there has been no change in the status of any matters disclosed in the Disclosure Documents that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07. Compliance with Laws and Agreements. Except as explicitly disclosed in the Disclosure Documents, each of the Borrower and its Consolidated Subsidiaries is in compliance with all Requirements of Law, including the Fair Labor Standards Act, the Americans with Disabilities Act, the Foreign Corrupt Practices Act and Anti-Terrorism Laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 3.09. Investment Company Status.
(a) Neither the Borrower nor any of its Consolidated Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
(b) The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board and Requirements of Law pertaining to utility regulation) which limits its ability to incur Indebtedness.
SECTION 3.10. Taxes. Each of the Borrower and its Consolidated Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.12. Security Documents.
(a) Prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, the Collateral Mortgage Bonds are and shall be entitled to the benefits of the Mortgage Indenture and secured by the Lien of the Mortgage Indenture. Upon delivery of the Collateral Mortgage Bonds to the Administrative Agent under the Bond Delivery Agreement and at all times thereafter prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, the Collateral Mortgage Bonds will be “Outstanding” and the Administrative Agent will be the “Holder” of the Collateral Mortgage Bonds for all purposes of the Mortgage Indenture. The Mortgage Indenture constitutes a valid mortgage lien on and a valid and perfected security interest in the properties or franchises described therein as being subject to the Lien of the Mortgage Indenture. As of the Effective Date no material properties or franchises subject to the Lien of the Mortgage Indenture have been released from such Lien, and, as of any subsequent date, no such properties or franchises shall have been released from the Lien of the Mortgage Indenture except in accordance with the terms thereof and hereof.

(b) The provisions of the Security Documents not covered by paragraph (a) above are effective to create, in favor of the Administrative Agent for the benefit of the secured parties thereunder, legal, valid and enforceable Liens on or in all of the Collateral subject thereto, and all necessary deliveries of property to the Administrative Agent and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices so that the Liens created by such Security Documents constitute perfected Liens on or in all rights, titles, estates and interests of the Borrower and any applicable Subsidiaries in the Collateral covered thereby, prior and superior to all other Liens and all necessary and appropriate consents to the creation and perfection of such Liens have been obtained. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office which has not been terminated or released, except as may have been filed in favor of the Administrative Agent.
SECTION 3.13. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder (as modified or supplemented by, and taken together with, other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.
SECTION 3.14. Solvency. On the Effective Date, the Borrower is Solvent.
SECTION 3.15. Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
SECTION 3.16. Anti-Terrorism Laws.
(a) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is any of the following:
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii) a Person with whom the Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v) a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
(c) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(i), (ii), (iii) or (v) above or, to the knowledge of the Borrower, clause (b)(iv) above; (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d) No broker or other agent (other than the Arrangers in connection with the syndication of the credit facilities established by this Agreement) is acting for the benefit of the Borrower or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Loan Documents.
ARTICLE IV
Conditions Precedent
SECTION 4.01. Effective Date. This Agreement, and the obligations of the Lenders to make Loans and acquire participations in Letters of Credit, and the obligations of the Issuing Banks to issue Letters of Credit hereunder (and to amend the Existing Letters of Credit to extend the stated expiration date thereof), shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of each of (i) Raymond S. Heyman, Esq., General Counsel for the Borrower, substantially in the form of Exhibit E-1, (ii) Morgan, Lewis & Bockius LLP, New York counsel for the Borrower, substantially in the form of Exhibit E-2, and (iii) Rodey, Dickason, Sloan, Akin & Robb, PA, special New Mexico counsel for the Borrower, substantially in the form of Exhibit E-3, and covering such other matters relating to the Borrower, the Loan Documents, the Mortgage Indenture, the Lien of the Mortgage Indenture or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents, the Mortgage Indenture, the Lien of the Mortgage Indenture or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d) The conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer, confirming compliance with such conditions as of the Effective Date.
(e) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including all up-front fees and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
(f) The Administrative Agent shall have received counterparts of the Bond Delivery Agreement and each Revenue Bond Pledge Agreement, in each case signed on behalf of the Borrower and any other parties thereto, together with (i) Collateral Mortgage Bonds in an aggregate principal amount not less than $540,588,000, duly issued and authenticated under the Mortgage Indenture; (ii) a duly executed copy of the Eleventh Supplemental Indenture and all other documents, instruments and filings relating to the issuance and authentication of the Collateral Mortgage Bonds under the Mortgage Indenture; (iii) copies of any amendments or supplements, entered into at any time after August 11, 2006, to the Mortgage Indenture, the Revenue Bond Indentures, the Revenue Bond Loan Agreements and all related agreements with respect to the Revenue Bonds, certified by an authorized officer of the Borrower as being a true, correct and complete copy thereof and as being in full force and effect; (iv) all documents, instruments and filings creating or perfecting the Lien of the Mortgage Indenture; and (v) all other documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents, all of which shall be in form and substance satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received copies of the ACC order authorizing the Transactions certified by an authorized officer of the Borrower as being a true, correct and complete copy thereof and as being in full force and effect.
(h) On the Effective Date, all accrued and unpaid interest and fees payable by the Borrower under the Existing Credit Agreement shall have been paid in full.
(i) The Borrower and its Subsidiaries shall not have any indebtedness or preferred stock outstanding other than (a) the Obligations, (b) the Indebtedness described in the most recent financial statements of the Borrower and its Consolidated Subsidiaries referenced in Section 3.04(a) and (c) the Indebtedness described in the Borrower’s Current Report on Form 8-K filed with the SEC on October 8, 2010.
(j) All requisite Governmental Authorities (including, without limitation, the ACC and all other regulatory authorities) and third parties shall have approved or consented to this Agreement and the other Loan Documents and the other transactions contemplated hereby and thereby to the extent required, no stay of any applicable regulatory approval shall have been issued and there shall be no litigation or other governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on this Agreement and the other Loan Documents or the Transactions.
(k) The Administrative Agent, the Issuing Banks and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
(l) The Capital Stock of the Borrower (to the extent owned by UniSource Energy, which owns all Capital Stock of the Borrower) shall all be free and clear of any Liens.
(m) U.S. Bank National Association shall have issued a Revenue Bond Letter of Credit, in replacement of (and in form and substance substantially identical to) the Existing ABN AMRO Letter of Credit, to the applicable Revenue Bond Trustee, and all conditions to the issuance of such replacement Revenue Bond Letter of Credit set forth in the applicable Revenue Bond Indenture and Revenue Bond Loan Agreement shall have been satisfied (or waived in accordance with the terms thereof).
(n) (i) The Existing ABN AMRO Letter of Credit shall have been surrendered for cancellation by the applicable Revenue Bond Trustee and returned to The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.); and (ii) the Borrower shall have paid all unpaid fees accrued for the account of The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.) pursuant to Section 2.10(b) of the Existing Credit Agreement.

SECTION 4.02. Each Credit Event. The obligation of an Issuing Bank to issue a Letter of Credit (or to issue any amendment of a Letter of Credit having the effect of extending the stated expiration date thereof, increasing the amount available for drawing thereunder or otherwise altering any of the material terms or conditions thereof), and the obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Borrowing that increases the amount of the Revolving Loans of any Revolving Lender outstanding, shall be subject to the satisfaction of the following conditions:
(a) The Administrative Agent shall have received a Borrowing Request with respect to any such Borrowing.
(b) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents (other than, with respect to any such issuance or Borrowing made after the Effective Date, the representations and warranties set forth in Sections 3.04(b), 3.06(a)(i) and 3.06(c)) shall be true and correct on and as of the date of such issuance or Borrowing, as the case may be, both before and after giving effect thereto and (in the case of any Borrowing) to the application of the proceeds thereof, as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).
(c) At the time of and immediately after giving effect to such issuance or Borrowing (as the case may be), no Default or Event of Default shall have occurred and be continuing.
(d) Each Revolving Borrowing and issuance of a Letter of Credit (or any amendment of a Letter of Credit having the effect of extending the stated expiration date thereof, increasing the amount available for drawing thereunder or otherwise altering any of the material terms or conditions thereof) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.
(e) In connection with the issuance or replacement of a Revenue Bond Letter of Credit after the Effective Date, (i) the Borrower, the applicable Issuing Bank and, if necessary (as determined by the Administrative Agent based upon the terms of the applicable Revenue Bond Indenture), the applicable Revenue Bond Trustee (or other agent or custodian) shall have executed and delivered to the Administrative Agent a Revenue Bond Pledge Agreement, (ii) the Administrative Agent shall have received all other documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under such Revenue Bond Pledge Agreement, (iii) all other conditions to the issuance of such Revenue Bond Letter of Credit set forth in the applicable Revenue Bond Indenture and Revenue Bond Loan Agreement shall have been satisfied (or waived in accordance with the terms thereof), and (iv) the Administrative Agent shall have received copies of the applicable Revenue Bond Indenture, the applicable Revenue Bond Loan Agreement and all related agreements with respect to the applicable Revenue Bonds, in each case together with all amendments and supplements thereto, certified by an Authorized Officer as being true, correct and complete copies thereof and in full force and effect on the date of issuance of such Revenue Bond Letter of Credit.

ARTICLE V
Affirmative Covenants
Until the Aggregate Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed in full, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will, promptly after its receipt thereof, forward such copies to the Lenders):
(a) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, or fifteen (15) days after the date on which its quarterly report for such fiscal quarterly period is to be filed with the SEC in order to have been considered filed on a timely basis, whichever is later, consolidated statements of income of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries from the beginning of the applicable fiscal year to the end of such period and the related consolidated balance sheets as of the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer, which certificate shall state that the financial statements fairly present in all material respects the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);
(b) as soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of the Borrower, or fifteen (15) days after the date on which its annual report for such fiscal year is to be filed with the SEC in order to have been considered filed on a timely basis, whichever is later, consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as of the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion of independent public accountants of recognized national standing selected by the Borrower, which opinion shall not contain any qualification or exception as to the scope of such audit and shall state that the consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the end of, and for, such fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of an Authorized Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 (including, without limitation, a listing of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been disregarded for purposes of the determination of Consolidated Total Indebtedness pursuant to the proviso contained in the definition thereof set forth in Section 1.01) and (iii) stating whether any change in GAAP or in the application thereof not disclosed in any prior such certificate has occurred since December 31, 2009 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) promptly upon their becoming available, copies of all registration statements (other than on Form S-8 or any successor form) and regular periodic reports, if any, that the Borrower shall have filed pursuant to Section 13(a) or 15 of the Exchange Act with the SEC (or any governmental agency substituted therefor) or filed with any national securities exchange;
(e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(f) promptly upon their becoming available, copies of all current reports on Form 8-K filed by the Borrower with the SEC, and all similar reports filed with any national securities exchange;
(g) promptly upon their becoming available, copies of (i) any certified resolutions of the Board of Directors of the Borrower and net earnings certificates delivered under the Mortgage Indenture in connection with the issuance of Mortgage Bonds upon the basis of net property additions or deposits of cash; any certificates of an Authorized Officer under the Mortgage Indenture with respect to amounts charged to replacement reserve, detailing insurance on the Borrower’s property or showing compliance by the Borrower with the covenants contained in the Mortgage Indenture; any supplemental indentures to the Mortgage Indenture; any redemption notices under the Mortgage Indenture; and any notices of defaults under the Mortgage Indenture or accelerations of Mortgage Bonds; (ii) any notices of default under the documentation for any Sale Leaseback of the Borrower or any Consolidated Subsidiary, any notices of non-payment of rent or any other material amounts owing under any such Sale Leaseback documentation and any notices of acceleration of any amounts due under any such Sale Leaseback documentation; and (iii) any written notices from the ACC of non-compliance by the Borrower or any of its Consolidated Subsidiaries with any material ACC decision or with any other rules, regulations or orders of the ACC, and any written notices of any extraordinary audit or investigation by the ACC into the business, affairs or operations of the Borrower or any of its Consolidated Subsidiaries;
(h) as soon as practicable and in any event within five (5) Business Days after the Borrower receives written notice of an upgrading or a downgrading of the Index Debt by any Rating Agency, a notice of such upgrading or downgrading; and

(i) if requested by the Administrative Agent, concurrently with any delivery of financial statements under clause (a) or (b) above, consolidating statements of income and cash flows for the applicable periods and the consolidating balance sheets as of the end of such periods, accompanied (i) in the case of a delivery of financial statements under clause (a) above, by a certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present in all material respects the consolidating financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, the applicable period (subject to normal year-end audit adjustments), and (ii) in the case of a delivery of financial statements under clause (b) above, by (A) a certificate of an Authorized Officer, which certificate shall state that such consolidating financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the end of, and for, the applicable fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted), and (B) a certificate of the independent public accountants referred to in clause (b) above, which certificate should state that such consolidating financial statements are the consolidating financial statements that served as the basis for the audited consolidated financial statements in respect of which such accountants delivered the opinion referred to in such clause (b); and
(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document or the Mortgage Indenture, as the Administrative Agent or any Lender may reasonably request.
So long as the Borrower files periodic reports under the Exchange Act and the financial statements contained in any quarterly or annual reports filed with the SEC are prepared in accordance with the Exchange Act and the rules and regulations promulgated thereunder, such financial statements may be delivered by the Borrower in satisfaction of its obligations to deliver consolidated financial statements pursuant to clauses (a) or (b), as the case may be, of this Section 5.01.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $30,000,000; and
(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.
SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Consolidated Subsidiaries to, pay its obligations, including Tax liabilities and assessments (including water assessments by the Arizona State Land Department), that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and otherwise in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Consolidated Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that the Borrower or any of its Consolidated Subsidiaries may discontinue the operation of any of its properties to the extent, in the judgment of the Borrower, it is no longer advisable to operate such property, or to the extent the Borrower or such Subsidiary intends to sell or otherwise dispose of such property, which disposition is not prohibited by Section 6.03; and (b) maintain, with financially sound and reputable insurance companies, or through its own program of self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, and, subject to contractual or statutory limitations regarding confidential or proprietary information, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07. Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA and Environmental Laws) and (b) the Revenue Bond Loan Agreements, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Revolving Letters of Credit will be used only for general corporate purposes. No part of the proceeds of any Loan or of any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X. Each Revenue Bond Letter of Credit will be issued only to support the Revenue Bonds corresponding to such Revenue Bond Letter of Credit.
SECTION 5.09. Environmental Laws.
(a) The Borrower will, and will cause each of its Consolidated Subsidiaries to, comply with, and use commercially reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and will, and will cause each of its Consolidated Subsidiaries to, obtain and comply with and maintain, and use commercially reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b) The Borrower will, and will cause each of its Consolidated Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to take such actions could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.10. Further Assurances. The Borrower will, and will cause each of its Consolidated Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or under the Mortgage Indenture or to grant, preserve, protect or perfect the Liens created or intended to be created by the Mortgage Indenture or the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents or by or under the Mortgage Indenture.

ARTICLE VI
Negative Covenants
Until the Aggregate Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed in full, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 6.01. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the Mortgaged Property (as defined in the Mortgage Indenture) now owned or hereafter acquired by the Borrower, or any income therefrom, prior to the Lien of the Mortgage Indenture, except Permitted Encumbrances and Prepaid Liens (as such terms are defined in the Mortgage Indenture) and any other Liens expressly permitted pursuant to Section 5 of Article IV of the Mortgage Indenture.
SECTION 6.02. Fundamental Changes.
(a) The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) its assets as an entirety or substantially as an entirety, or all or substantially all of the Capital Stock of any of its Consolidated Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Consolidated Subsidiary may merge with any other Consolidated Subsidiary, and (iii) the Borrower may merge with or into or consolidate with or transfer its assets as an entirety or substantially as an entirety to any Person, so long as (A) immediately prior to and immediately after giving effect to such merger, consolidation or transfer, the Person with or into which the Borrower shall ultimately merge or consolidate or to whom the Borrower shall ultimately transfer its assets as an entirety or substantially as an entirety is in the Utility Business; (B) the Required Lenders shall have determined (so long as such determination is exercised in good faith and after consultation with the Borrower) that the rating of the first mortgage bonds (or bonds otherwise denominated that benefit from a first Lien on such Person’s utility assets, or, if such Person has no first mortgage bonds, the rating of the senior unsecured long-term Indebtedness of such Person that is not guaranteed and does not benefit from any other credit enhancement) of the surviving Person of any such merger, consolidation, acquisition or transfer of assets shall be at least BBB- or higher by S&P and Baa3 or higher by Moody’s (unless the requirements of this clause (B) shall have been waived by the Required Lenders); provided that the requirement of this clause (B) shall be deemed to have been satisfied if, prior to the consummation of any such merger, consolidation or transfer, the Borrower shall have delivered written evidence from each such Rating Agency to the effect that, upon such merger, consolidation or transfer, the applicable rating of such surviving Person would be equal to or higher than the ratings specified in this clause (B); (C) in the case of any merger or consolidation or transfer of assets in which the Borrower is not the surviving corporation, the Person formed by any such consolidation or transfer of assets or into which the Borrower shall be merged or consolidated or to which such assets are transferred shall have executed an agreement in form reasonably satisfactory to the Administrative Agent containing an assumption by the surviving Person of the due and punctual performance of each obligation, agreement, covenant and condition of each of the Loan Documents and the Mortgage Indenture to be performed or complied with by the Borrower; and (D) the Administrative Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement referred to in clause (C) of this Section 6.02, of the enforceability and continuation of the Liens created pursuant to the Security Documents and such other matters as the Required Lenders may reasonably require.
(b) The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than the Utility Business.
SECTION 6.03. Sale of Assets.
(a) The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, any of its property, business or assets (including leasehold interests), whether now owned or hereafter acquired, except:
(i) inventory and other property in the ordinary course of business;
(ii) sales of accounts receivable;
(iii) property in connection with any securitization (e.g., stranded costs) or sale of assets required by law;
(iv) the Borrower and its Consolidated Subsidiaries may sell, transfer or otherwise dispose of other assets in transactions not permitted under any of clauses (i), (ii) and (iii) above; provided that the aggregate book value of all assets sold, transferred or otherwise disposed of by the Borrower and its Consolidated Subsidiaries pursuant to this clause (iv) during the term of this Agreement shall at no time exceed in the aggregate 15% of the consolidated assets of the Borrower as set forth in the most recent balance sheet of the Borrower delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) hereof; and
(v) any sale of the Borrower’s assets as an entirety or substantially as an entirety in accordance with Section 6.02, provided that any assets of the Borrower not included in such sale shall be deemed to have been disposed of in a transaction subject to the limitations of this Section 6.03, including the percentage limitation set forth in clause (iv) above;
provided, that any Consolidated Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets to the Borrower or any other Consolidated Subsidiary. Investments by the Borrower and the Consolidated Subsidiaries in, and contributions by the Borrower and the Consolidated Subsidiaries to, Consolidated Subsidiaries shall be deemed not to constitute transfers of assets subject to the limitations of this Section 6.03 to the extent such investments or contributions are made in cash.

(b) Without limitation of subsection (a) above, the Borrower will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, all or substantially all of its generating assets (including leasehold interests), whether now owned or hereafter acquired, except as required by applicable law.
SECTION 6.04. Restricted Payments.
(a) The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment at any time that any Default has occurred and is continuing or would occur as a result of such action, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (ii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.
(b) The Borrower will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, purchase or acquire any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or otherwise acquire any other interest in, any Affiliate of the Borrower (other than a Consolidated Subsidiary) (each of the foregoing, an “Affiliate Investment”), at any time that a Default has occurred and is continuing or, as a result of the making of such Affiliate Investment, would occur or would be deemed to occur pursuant to the next sentence. For purposes of determining whether a Default would be deemed to occur under Section 6.05 as a result of an Affiliate Investment, the applicable computations shall be made as if the Affiliate Investment were a dividend and did not result in the creation of any asset.
SECTION 6.05. Leverage Ratio. The Borrower will not permit the ratio of (a) Consolidated Total Indebtedness at the end of any fiscal quarter, commencing with the fiscal quarter ended September 30, 2010, to (b) Consolidated Total Capitalization at the end of such fiscal quarter, to be greater than 0.70 to 1.0.
SECTION 6.06. Amendments to Documents. The Borrower will not, and will not permit any Consolidated Subsidiary to, amend, modify or change, or consent or agree to any amendment, modification or change to, (a) prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, the Mortgage Indenture or the Eleventh Supplemental Indenture, or (b) any Revenue Bond Indenture, any Revenue Bond Loan Agreement or any Revenue Bonds, in each case without the prior written consent of the Required Lenders and any Issuing Bank affected thereby, provided that (i) such consent shall not be required in connection with any amendment of the Mortgage Indenture for which the Mortgage Indenture does not require the consent of any bondholder, (ii) such consent shall not be unreasonably withheld with respect to any amendment of the Mortgage Indenture that has been approved by bondholders entitled to vote under the Mortgage Indenture who hold bonds in an aggregate principal amount greater than the principal amount of the Collateral Mortgage Bonds and (c) such consent shall not be required in connection with any amendment of any Revenue Bond Indenture, any Revenue Bond Loan Agreement or any Revenue Bonds to provide for a mandatory tender of Revenue Bonds at any time when such Revenue Bonds are currently subject to mandatory redemption at a purchase price which does not exceed the applicable redemption price.
SECTION 6.07. Release of Collateral under the Mortgage Indenture. Prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, the Borrower will not, and will not permit any of its Subsidiaries to, permit any asset (including any cash) to be released from the Lien of the Mortgage Indenture other than in accordance with the terms and provisions of the Mortgage Indenture.
SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of the Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates which are not Consolidated Subsidiaries, except, subject to Section 6.03 and the other terms and conditions contained in this Agreement and the other Loan Documents, (a) at prices and on terms and conditions (i) not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) as approved by the ACC or the Federal Energy Regulatory Commission, (b) transactions between or among the Borrower and the Consolidated Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.04(a), (d) shared corporate or administrative services and staffing with Affiliates, including accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies, (e) tax sharing arrangements on customary terms for similarly situated companies, (f) customary fees paid to members of the board of directors of the Borrower and the Consolidated Subsidiaries who are not officers of the Borrower or any Subsidiary and (g) transactions to acquire, either through asset purchases, mergers or purchases of Capital Stock, the business and operations of Southwest Energy Solutions, Inc.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, subject in the case of any such reimbursement obligation to a grace period of two (2) days;
(b) (i) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or (ii) the Borrower shall fail to deposit, post, deliver or otherwise furnish Cash Collateral when required to do so pursuant to the terms of this Agreement, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Consolidated Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f) the Borrower or any Significant Subsidiary shall fail to make any payment of principal (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption (other than pursuant to provisions permitting the tendering of such Indebtedness from time to time for repurchase or redemption without regard to the occurrence or non-occurrence of any event or condition) or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for Sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment;
(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;
(m) (i) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any Consolidated Subsidiary not to be, a valid and perfected Lien on any collateral subject thereto, with the priority required by the applicable Security Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document; or (ii) prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, any Collateral Mortgage Bond shall for any reason (x) cease to be entitled to the benefits of the Mortgage Indenture or to be secured by the Lien of the Mortgage Indenture equally and ratably with all other bonds, if any, outstanding under the Mortgage Indenture or (y) cease to be a legal, valid and binding obligation of the Borrower; or
(n) any Change in Control shall occur; or
(o) any material provision of this Agreement or any other Loan Document to which the Borrower is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, (A) the Revenue Bond Issuing Banks (in the case of clauses (iii) and (vi) below) shall, at the request of the Administrative Agent or the Required Lenders, and (B) the Administrative Agent may, and at the request of the Required Lenders shall, in each case by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, (ii) declare the Loans and LC Disbursements then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and LC Disbursements so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) take any action under Section 2.04(k), (iv) prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.09, deliver a notice of redemption under the Eleventh Supplemental Indenture stating that such notice is being delivered pursuant to this Article VII, (v) require the Borrower to (in which case the Borrower shall) deposit immediately with the Administrative Agent Cash Collateral in an amount equal to the aggregate undrawn amount of all outstanding Letters of Credit at such time, to be held by the Administrative Agent (for the benefit of the Issuing Banks and the Lenders) as security for the Borrower’s reimbursement obligations in respect of such Letters of Credit, and (vi) direct the Revenue Bond Issuing Banks to (in which case the Revenue Bond Issuing Banks shall) exercise the rights and remedies available under the Revenue Bond Pledge Agreements and, in addition thereto, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in the State of New York at that time in respect of the Collateral (as defined in the Revenue Bond Pledge Agreements); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitments shall automatically terminate and the principal of the Loans and LC Disbursements then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and the Cash Collateral referred to in clause (v) above, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Article VII shall affect (1) the obligation of any Issuing Bank to make any payment under any Letter of Credit issued by such Issuing Bank in accordance with the terms of such Letter of Credit or (2) the participatory interest of each Lender in each such payment.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Required Lenders or the Borrower may at any time, with the consent of the Borrower (provided that such consent shall not be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII shall have occurred and is continuing) or the Required Lenders, as the case may be, replace the Administrative Agent (it being understood that any such replacement Administrative Agent shall be a Person that serves as administrative agent for other credit facilities of a comparable size), provided that the Required Lenders or the Borrower may not replace the Administrative Agent unless, after giving effect to such replacement and each contemporaneous assignment, the Required Lenders or the Borrower shall have arranged in connection with such replacement, to the extent requested by the Administrative Agent, that (a) neither the Administrative Agent nor any of its Affiliates shall have outstanding any Letter of Credit, Loan, LC Disbursement, Revolving Commitment, Revenue Bond Commitment or other obligation of any kind under this Agreement or any other Loan Document and (b) each of the Administrative Agent and its Affiliates shall have received payment in full of all amounts owing to it under or in respect of this Agreement and each other Loan Document.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, no Arranger and no Lender identified as a Co-Syndication Agent or a Co-Documentation Agent shall have any separate rights, duties, responsibilities, obligations or authority as Arranger, Co-Syndication Agent or Co-Documentation Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be any commercial bank organized under the laws of the United States of America or any State thereof having a combined capital and surplus and undivided profits of not less than $500,000,000, or an Affiliate of any such bank.
Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous
SECTION 9.01. Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to the Borrower, to it at One South Church Avenue, Tucson, Arizona 85701, Attention of Chief Financial Officer (Telecopy No. (520) 884-3612);
(ii) if to the Administrative Agent, to Union Bank, N.A., 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, Attention of Kevin Zitar (Telecopy No. (213) 236-4096); and
(iii) if to any other Agent, any Issuing Bank or any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments.
(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document or the Mortgage Indenture shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders or, in the case of the Eleventh Supplemental Indenture or the Collateral Mortgage Bonds, in each case with the consent of the Required Lenders and as provided by the Mortgage Indenture with the Administrative Agent exercising the rights of the holder of the Collateral Mortgage Bonds and acting at the direction of the Required Lenders; provided that no such agreement shall (i) increase any Revolving Commitment or Revenue Bond Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the definition of “Applicable Margin” or “Commitment Fee Rate”, in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment or Revenue Bond Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or any portion of the Collateral Mortgage Bonds or release all or substantially all of any other Collateral from the Liens of the Security Documents without the consent of each Lender, in each case except for any such release expressly permitted hereunder (including, without limitation, the release of the Collateral Mortgage Bonds pursuant to Section 9.09) or under any Security Document; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank hereunder without the prior written consent of such Agent or Issuing Bank, as the case may be. Notwithstanding the foregoing, any provision of this Agreement requiring the consent of a Lender unwilling to provide such consent may be amended by an agreement in writing entered into by the Borrower, the Required Lenders, the Issuing Banks and the Administrative Agent if (1) by the terms of such agreement the Aggregate Commitment of each such opposing Lender shall terminate upon the effectiveness of such amendment and (2) at the time such amendment becomes effective, each such opposing Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under the Loan Documents. Notwithstanding any provision to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), provided, however, that (x) neither the Revolving Commitment nor the Revenue Bond Commitment of any Defaulting Lender may be increased or extended without the consent of such Defaulting Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms (A) affects any Defaulting Lender more adversely than other affected Lenders or (B) extends the date fixed for payment of principal or interest owing to such Defaulting Lender hereunder, reduces the principal amount of any obligation owing to such Defaulting Lender hereunder, or reduces the amount of or the rate of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, shall require the consent of such Defaulting Lender, and (z) any waiver, amendment or modification that alters the terms of this proviso shall require the consent of such Defaulting Lender.
SECTION 9.03. Expenses; Indemnity; Damage Waiver.
(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including due diligence expenses and the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses and charges of the Arrangers in connection with any evaluations of Collateral conducted by it; (iii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder; and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal of any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger or such Issuing Bank in its capacity as such.
(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after delivery to the Borrower of a reasonably detailed statement therefor.
SECTION 9.04. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Any Lender may assign to one or more assignees (other than (w) a Defaulting Lender, (x) any Subsidiary of a Defaulting Lender, (y) the Borrower and (z) any Affiliate or Subsidiary of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it or all or a portion of its Revenue Bond Commitment and the Revenue Bond Loans owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each of the Issuing Banks must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iv) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, or an assignment of the entire remaining amount of the assigning Lender’s Aggregate Commitment, the amount of the Revolving Loan Commitment and/or Revenue Bond Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount of not less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (v) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all participations in Letters of Credit in accordance with its Applicable Percentage, (vi) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required (A) if an Event of Default shall have occurred and be continuing or (B) in connection with the initial syndication of the Aggregate Commitments and Loans. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Aggregate Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition the Administrative Agent shall maintain in the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than (w) a Defaulting Lender, (x) any Subsidiary of a Defaulting Lender, (y) the Borrower and (z) any Affiliate or Subsidiary of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it or all or a portion of its Revenue Bond Commitment and the Revenue Bond Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(d) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower, the Issuing Banks or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by, such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04(b) concerning assignments.
(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement or the option to pay to the Administrative Agent for the account of the applicable Issuing Bank all or any part of such Granting Lender’s Applicable Percentage of any LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower that such Granting Lender would otherwise be obligated to pay to the Administrative Agent for the account of the applicable Issuing Bank pursuant to this Agreement, as the case may be; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan or to pay such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or to pay all or any part of such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation, the Granting Lender shall be obligated to make such Loan or to pay its Applicable Percentage of any LC Disbursement reimbursement obligation, as the case may be, pursuant to the terms hereof. The making of a Loan by an SPC or the payment by such SPC of such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation hereunder shall utilize the Revolving Commitment or Revenue Bond Commitment, as applicable, of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender or such LC Disbursement reimbursement obligation were paid by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC in connection with its activities as an SPC hereunder any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United

States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrower, the Issuing Banks and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or LC Disbursement reimbursement obligations to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans or payment of LC Disbursement reimbursement obligations and (B) disclose on a confidential basis consistent with the provisions of Section 9.12 any non-public information relating to its Loans or LC Disbursement reimbursement obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. The provisions of this Section relating any SPC may not be amended without the written consent of such SPC.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as any Revolving Commitment or Revenue Bond Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents, the Arrangers and the Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank (as the case may be), irrespective of whether or not such Lender or such Issuing Bank (as the case may be) shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank and their respective Affiliates may have.
SECTION 9.09. Release of Collateral Mortgage Bonds. In the event that (a) the Senior Unsecured Debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s, or (b) the Administrative Agent has received written confirmation from S&P and Moody’s that upon the release and surrender of the Collateral Mortgage Bonds by the Administrative Agent, the Senior Unsecured Debt will be rated BBB or higher by S&P and Baa2 or higher by Moody’s, then the Administrative Agent shall, upon its receipt of written notice from the Borrower, so long as no Default has occurred and is continuing, promptly release and surrender to or upon the order of the Borrower all Collateral Mortgage Bonds then held by the Administrative Agent.
SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or such LC Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or such LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan or such LC Disbursement hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or such LC Disbursement but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TUCSON ELECTRIC POWER COMPANY
By:	/s/ Kentton C. Grant
	Name:	Kentton C. Grant
	Title:	Vice President and Treasurer

UNION BANK, N.A., as Administrative Agent, as an Issuing Bank and as an Existing Lender
By:	/s/ Jeffrey P. Fesenmaier
	Name:	Jeffrey P. Fesenmaier
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

THE BANK OF NEW YORK MELLON, as an Issuing Bank and as an Existing Lender
By:	/s/ Mark W. Rogers
	Name:	Mark W. Rogers
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Co-Syndication Agent, as an Issuing Bank and as an Existing Lender
By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent, as an Issuing Bank and as an Existing Lender
By:	/s/ Yann Blindert
	Name:	Yann Blindert
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

BANK HAPOALIM B.M., as an Existing Lender
By:	/s/ Helen H. Gateson
	Name:	Helen H. Gateson
	Title:	Vice President

By:	/s/ Frederic S. Becker
	Name:	Frederic S. Becker
	Title:	Senior Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as an Existing Lender
By:	/s/ Rolf Siebert
	Name:	Rolf Siebert
	Title:	First Vice President

By:	/s/ Gina Hoey
	Name:	Gina Hoey
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

COBANK, ACB, as an Existing Lender
By:	/s/ John H. Kemper
	Name:	John H. Kemper
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

COMERICA BANK, as an Existing Lender
By:	/s/ Fatima Arshad
	Name:	Fatima Arshad
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Co-Documentation Agent, as an Issuing Bank and as an Existing Lender
By:	/s/ Holland H. Williams
	Name:	Holland H. Williams
	Title:	AVP & Portfolio Mgr.

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

SUNTRUST BANK, as a Co-Syndication Agent and as a New Lender
By:	/s/ C. David Yates
	Name:	C. David Yates
	Title:	Managing Director

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

BANK OF AMERICA, N.A., as a Co-Documentation Agent and as a New Lender
By:	/s/ Justin Martin
	Name:	Justin Martin
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

COMPASS BANK, an Alabama Banking Corporation, as a New Lender
By:	/s/ Izaro Urreiztieta
	Name:	Izaro Urreiztieta
	Title:	SVP

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

SCOTIABANC INC., as a New Lender
By:	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

THE BANK OF NOVA SCOTIA, as a New Lender
By:	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

NATIONAL BANK OF ARIZONA, as a New Lender
By:	/s/ Reid Clark
	Name:	Reid Clark
	Title:	Vice President

Signature Page to Second Amended and Restated Tucson Electric Power Company Credit Agreement

SCHEDULE 1.01
PRICING SCHEDULE
The “Applicable Margin” and the “Commitment Fee Rate” for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status that exists on such day:

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
	≥A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1	≤BB/Ba2
Applicable Margin — Eurodollar Loans	1.625%	1.875%	2.125%	2.50%	3.00%	3.50%
Applicable Margin — ABR Loans	0.625%	0.875%	1.125%	1.50%	2.00%	2.50%
Commitment Fee Rate	0.175%	0.225%	0.350%	0.450%	0.600%	0.750%
For purposes of this Pricing Schedule, the following terms have the following meanings:
“Level 1 Status” exists at any date if, at such date, the Index Debt is rated either A- or higher by S&P or A3 or higher by Moody’s.
“Level 2 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) Level 1 Status does not exist.
“Level 3 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) neither Level 1 Status nor Level 2 Status exists.
“Level 4 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status or Level 3 Status exists.
“Level 5 Status” exists at any date if, at such date (i) the Index Debt is rated either BB+ or higher by S&P or Ba1 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status, Level 3 Status or Level 4 Status exists.

“Level 6 Status” exists at any date if, at such date, no other Status exists.
“Status” refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status or Level 6 Status exists at any date.
Notwithstanding the foregoing, if the Index Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of BBB+/Baa3, BBB is the midpoint and will be deemed to be the higher rating, and for a split rating of BB/Baa1, Baa3 is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of BBB+/Ba1, BBB is the higher of the two middle intermediate ratings and will be deemed to be the higher rating, and for a split rating of BB/Baa2, Baa3 is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).
If at any time the Index Debt is unrated by both Moody’s and S&P, Level 6 Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then the Borrower and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Pricing Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation; and provided, further, that if the Index Debt is rated by only one of Moody’s or S&P, the Status shall be determined by reference to the rating of such Rating Agency.
The Applicable Margin and Commitment Fee Rate shall be increased or decreased in accordance with the foregoing Pricing Schedule upon any change in the applicable ratings of the Index Debt. The ratings of the Index Debt in effect at any date are those in effect at the close of business on such date.

2

SCHEDULE 2.01
Commitments

Lender	Revolving Commitment	Revenue Bond Commitment	Aggregate Commitment

Union Bank, N.A.	$20,565,438.07	$35,021,609.12	$55,587,047.19
JPMorgan Chase Bank, N.A.	$18,498,408.45	$31,501,591.55	$50,000,000.00
SunTrust Bank	$18,498,408.45	$31,501,591.55	$50,000,000.00
Wells Fargo Bank, National Association	$18,498,408.45	$31,501,591.55	$50,000,000.00
Bank of America, N.A.	$16,648,567.60	$28,351,432.40	$45,000,000.00
U.S. Bank National Association	$16,648,567.60	$28,351,432.40	$45,000,000.00
CoBank, ACB	$14,798,726.76	$25,201,273.24	$40,000,000.00
Compass Bank, an Alabama Banking Corporation	$14,798,726.76	$25,201,273.24	$40,000,000.00
Scotiabanc Inc.	$7,399,363.38	$12,600,636.62	$20,000,000.00
The Bank of Nova Scotia	$7,399,363.38	$12,600,636.62	$20,000,000.00
Bank Hapoalim B.M.	$9,249,204.22	$15,750,795.78	$25,000,000.00
Bayerische Landesbank, New York Branch	$9,249,204.22	$15,750,795.78	$25,000,000.00
Comerica Bank	$9,249,204.22	$15,750,795.78	$25,000,000.00
National Bank of Arizona	$9,249,204.22	$15,750,795.78	$25,000,000.00
The Bank of New York Mellon	$9,249,204.22	$15,750,795.78	$25,000,000.00

Total Commitments	$200,000,000.00	$340,587,047.19	$540,587,047.19

SCHEDULE 2.04A
Existing Revolving Letters of Credit

	Letter of Credit
Issuing Bank	Number	Stated Amount	Issuance Date	Expiration Date
Union Bank, N.A.	S307009M	$500,000.00	10/01/2008	03/31/2011

SCHEDULE 2.04B
Existing Revenue Bond Letters of Credit

Revenue Bond Letter of Credit	Revenue Bonds

1.
Irrevocable Letter of Credit No. 593269, dated March 30, 2007, as amended by the First Amendment thereto, dated as of November 8, 2010, in the stated amount of $40,078,356.16, issued by Wells Fargo Bank, National Association in favor of U.S. Bank Trust National Association, as Trustee and Agent.

Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project), in the original aggregate principal amount of $100,000,000 and the current outstanding amount of $38,700,000, issued by The Industrial Development Authority of the County of Pima.

2.
Irrevocable Letter of Credit No. SLCPPDX05202, dated November 9, 2010, in the stated amount of $103,835,616.44, issued by U.S. Bank National Association in favor of U.S. Bank Trust National Association, as Trustee and Agent.

Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project), in the original aggregate principal amount of $100,000,000, issued by The Industrial Development Authority of the County of Apache.

3.
Irrevocable Letter of Credit No. 593270, dated March 30, 2007, as amended by the First Amendment thereto, dated as of November 8, 2010, in the stated amount of $20,657,534.25, issued by Wells Fargo Bank, National Association in favor of U.S. Bank Trust National Association, as Trustee.

Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project), in the original aggregate principal amount of $20,000,000, issued by The Industrial Development Authority of the County of Apache.

4.
Irrevocable Letter of Credit No. S00049578, dated March 25, 2004, as amended by the First Amendment thereto, dated as of May 4, 2005, the Second Amendment thereto, dated as of January 18, 2007, and the Third Amendment thereto, dated as of November 9, 2010, in the stated amount of $41,321,095.89, issued by The Bank of New York Mellon (formerly known as The Bank of New York) in favor of U.S. Bank Trust National Association, as Trustee and Agent.

Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects), in the original aggregate principal amount of $100,000,000 and the current outstanding amount of $39,900,000, issued by The Industrial Development Authority of the County of Pima.

5.
Irrevocable Letter of Credit No. S00047053, dated November 25, 2002, as amended by the First Amendment thereto, dated as of March 25, 2004, the Second Amendment thereto, dated as of May 4, 2005, the Third Amendment thereto, dated as of January 18, 2007, and the Fourth Amendment thereto, dated as of November 9, 2010, in the stated amount of $51,805,555.56, issued by The Bank of New York Mellon (formerly known as The Bank of New York) in favor of U.S. Bank Trust National Association, as Trustee and Agent.

Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project), in the original aggregate principal amount of $50,000,000, issued by The Industrial Development Authority of the County of Apache.

Revenue Bond Letter of Credit	Revenue Bonds

6.
Irrevocable Letter of Credit No. S00047054, dated November 25, 2002, as amended by the First Amendment thereto, dated as of March 25, 2004, the Second Amendment thereto, dated as of May 4, 2005, the Third Amendment thereto, dated as of January 18, 2007, and the Fourth Amendment thereto, dated as of November 9, 2010, in the stated amount of $82,888,888.89, issued by The Bank of New York Mellon (formerly known as The Bank of New York) in favor of U.S. Bank Trust National Association, as Trustee and Agent.

Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project), in the original aggregate principal amount of $80,000,000, issued by The Industrial Development Authority of the County of Apache.

2

EXHIBIT A
[**FORM OF**]
TUCSON ELECTRIC POWER COMPANY
ASSIGNMENT AND ASSUMPTION
Reference is made to the Amended and Restated Credit Agreement, dated as of August 11, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tucson Electric Power Company, an Arizona corporation (the “Company”), the Lenders party thereto, the Issuing Banks party thereto, The Bank of New York and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association and ABN AMRO Bank N.V., as Co-Documentation Agents, and Union Bank of California, N.A., as Administrative Agent. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
SECTION 1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, subject to and in accordance with the Terms and Conditions set forth in Annex 1 attached hereto, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Aggregate Commitment of the Assignor on the Effective Date, (ii) the Loans owing to the Assignor which are outstanding on the Effective Date and (iii) participations of the Assignor in Letters of Credit which are outstanding on the Effective Date. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
SECTION 2. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any documentation referred to in Section 2.15(d) of the Credit Agreement, duly completed and executed by such Assignee and (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire.

A-1

SECTION 3. THIS ASSIGNMENT AND ASSUMPTION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

Percentage Assigned of
Aggregate Commitment and of
	Principal Amount		Revolving Commitment and/or
	Assigned		Revenue Bond Commitment**

Aggregate Commitment	$		____________	%

Revolving Commitment	$	*	____________	%

Revenue Bond Commitment	$	*	____________	%

**
Set forth, to at least 8 decimals, as a percentage of the Aggregate Commitments, Revolving Commitments and Revenue Bond Commitments, respectively, of all Lenders, Revolving Lenders and Revenue Bond Lenders, respectively.

*	The sum of the Revolving Commitment and Revenue Bond Commitment assigned shall be equal to the amount of the Aggregate Commitment assigned.

A-2

The terms set forth on the foregoing pages are hereby agreed to:

[___________________________], as Assignor

By:

Name:
Title:

[___________________________], as Assignee

By:

Name:
Title:
(signatures continue on next page)
[Assignment and Assumption Agreement]

A-3

Accepted:*

UNION BANK OF CALIFORNIA, N.A., as Administrative Agent,

By:

Name:
Title:

[ISSUING BANKS]

By:

Name:
Title:

Accepted:*

TUCSON ELECTRIC POWER COMPANY

By:

Name:
Title:

*	To be completed to the extent consent is required under Section 9.04(b) of the Credit Agreement.
[Assignment and Assumption Agreement]

A-4

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under Section 9.04 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

A-6

EXHIBIT B

Bond Delivery Agreement

TUCSON ELECTRIC POWER COMPANY
to
UNION BANK, N.A.,
as Administrative Agent

Dated as of November 9, 2010

Relating to
First Mortgage Bonds, Collateral Series I

THIS BOND DELIVERY AGREEMENT, dated as of November 9, 2010, is between Tucson Electric Power Company, an Arizona corporation (the “Company”), and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”).
Whereas, the Company has entered into the Credit Agreement and has requested the issuance of the Revenue Bond Letters of Credit and may from time to time borrow Loans and request the issuance of additional Letters of Credit (such terms and all other capitalized terms used herein without definition having the meanings assigned to them in the Credit Agreement) in accordance with the provisions of the Credit Agreement; and
Whereas, the Company has established its First Mortgage Bonds, Collateral Series I, in the aggregate principal amount of up to $540,588,000.00 (the “Series 10 Bonds”), to be issued under and in accordance with, and secured by, the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), as trustee (the “Trustee”), as amended and supplemented and as further supplemented by Supplemental Indenture No. 11, dated as of November 1, 2010 (such Indenture, as so amended and supplemented, and such Supplemental Indenture being hereinafter sometimes called the “General First Mortgage” and “Supplemental Indenture No. 11”, respectively); and
Whereas, the Company proposes to issue and deliver to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, the Series 10 Bonds in order to provide collateral security for the obligation of the Company under the Credit Agreement to pay the Obligations;
Now, Therefore, in consideration of the premises, of the agreements of the Lenders and Issuing Banks in the Credit Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Administrative Agent hereby agree as follows:
ARTICLE I
Series 10 Bonds
SECTION 1.1. Delivery of Series 10 Bonds.
In order to provide collateral security for the obligation of the Company to pay the Obligations, as aforesaid, the Company hereby delivers to the Administrative Agent Series 10 Bonds in the aggregate principal amount of $540,588,000.00, maturing on May 1, 2015 and bearing interest as provided in Supplemental Indenture No. 11. The obligation of the Company to pay the principal of and interest on the Series 10 Bonds shall be deemed to have been satisfied and discharged in full or in part, as the case may be, to the extent of the payment by the Company of the Obligations, all as set forth in subdivision (u) of Article II of Supplemental Indenture No. 11 and in the Series 10 Bonds.

1

The Series 10 Bonds are registered in the name of the Administrative Agent and shall be owned and held by the Administrative Agent, subject to the provisions of this Agreement, for its benefit and the benefit of the Lenders and the Issuing Banks, and the Company shall have no interest therein. The Administrative Agent shall be entitled to exercise all rights of bondholders under the General First Mortgage with respect to the Series 10 Bonds.
The Administrative Agent hereby acknowledges receipt of the Series 10 Bonds.
SECTION 1.2. Payments on Series 10 Bonds.
Any payments received by the Administrative Agent on account of the principal of or interest on the Series 10 Bonds shall be distributed by the Administrative Agent in accordance with the applicable provisions of the Credit Agreement, and the Company hereby consents to such distribution.
ARTICLE II
No Transfer of Bonds; Surrender of Bonds
SECTION 2.1 No Transfer of Bonds.
The Administrative Agent shall not sell, assign or otherwise transfer any Series 10 Bonds delivered to it under this Agreement except to a successor administrative agent under the Credit Agreement. The Company may take such actions as it shall deem necessary, desirable or appropriate to effect compliance with such restrictions on transfer, including the issuance of stop-transfer instructions to the trustee under the General First Mortgage or any other transfer agent thereunder.
SECTION 2.2 Surrender of Bonds.
(a) The Administrative Agent shall forthwith surrender to or upon the order of the Company all Series 10 Bonds held by it at the first time at which the Aggregate Commitments shall have been terminated, no Letter of Credit shall be outstanding and all Obligations shall have been paid in full.
(b) Upon any permanent reduction in the Revolving Commitments or the Revenue Bond Commitments pursuant to Section 2.07(b) of the Credit Agreement, the Administrative Agent shall forthwith surrender to or upon the order of the Company Series 10 Bonds in an aggregate principal amount equal to the excess of the aggregate principal amount of the Series 10 Bonds held by the Administrative Agent over the sum of (i) the greater at such time of the total Revolving Commitments and the total Revolving Credit Exposure plus (ii) the greater at such time of the total Revenue Bond Commitments and the total Revenue Bond Credit Exposure, provided that the Administrative Agent shall have received, in accordance with Section 6 of Article II of the General First Mortgage, replacement Series 10 Bonds in an aggregate principal amount equal to the sum of clauses (i) and (ii) above.
This Agreement shall be governed by and construed in accordance with the law of the State of New York.
[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the Company and the Administrative Agent have caused this Agreement to be executed and delivered as of the date first above written.

Tucson Electric Power Company
By
	Name:	Kentton C. Grant
	Title:	Vice President

Union Bank, N.A., as Administrative Agent
By
Vice President

Signature Page to Bond Delivery Agreement

EXHIBIT C-1
[**FORM OF**]
[SECOND AMENDED AND RESTATED] REVENUE BOND PLEDGE AGREEMENT
[SECOND AMENDED AND RESTATED] REVENUE BOND PLEDGE AGREEMENT, dated as of                         , 20    (this “Revenue Bond Pledge Agreement”), made by TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Pledgor”), to                                          (the “Bank”) pursuant to the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Pledgor, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent (hereinafter, as the same may from time to time be amended, restated, supplemented or otherwise modified, called the “Credit Agreement”):
WITNESSETH:
[WHEREAS, the Pledgor and the Bank previously entered into that certain Amended and Restated Revenue Bond Pledge Agreement, dated as of August 11, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Pledge Agreement”);]
WHEREAS, The Industrial Development Authority of the County of                      (the “Issuer”) has issued its Industrial Development Revenue Bonds,            Series       (Tucson Electric Power Company                     ) (the “Bonds”), under the Indenture of Trust, dated as of               ,       (as the same may from time to time be amended, supplemented or otherwise modified, the “Indenture”), between the Issuer and U.S. Bank Trust National Association (successor in interest to Morgan Guaranty Trust Company of New York), as Trustee (the “Trustee”);
WHEREAS, the Indenture requires the Agent (as defined in the Indenture) (the “Agent”) to purchase Bonds under certain circumstances as set forth in Section 2.07(g)(iii) of the Indenture from the holders thereof;
WHEREAS, the Pledgor has agreed to enter into the Credit Agreement in order to cause the Bank to issue a letter of credit (the “Letter of Credit”) thereunder which may be used, inter alia, to pay the purchase price of the Bonds;
WHEREAS, pursuant to Section 2.04(f)(ii) of the Credit Agreement and Section 10.28(c) of the Indenture, to the extent that Bonds are purchased from the proceeds of a drawing on the Letter of Credit pursuant to Sections 2.01(g)(iii) and 10.27(a)(v) of the Indenture for which the Bank has not been reimbursed with proceeds from remarketing the Bonds, the Bonds purchased with the proceeds of such drawing shall be “Company Bonds” (as defined in the Indenture) (the “Company Bonds”) that will be delivered to the Bank and registered in the name of or at the direction of the Bank and subject to the pledge and security interest in favor of the Bank created by this Revenue Bond Pledge Agreement; and

C-1-1

WHEREAS, it is a condition precedent to the obligations of the Bank to enter into the Credit Agreement that the Pledgor shall have executed and delivered this Revenue Bond Pledge Agreement to the Bank;
NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to enter into the Credit Agreement and issue the Letter of Credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees with the Bank [that the Existing Pledge Agreement is hereby amended and restated, without novation,] as follows:
1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have such defined meanings when used herein.
2. Pledge. (a) The Pledgor hereby pledges, assigns, hypothecates, transfers, and delivers to the Bank (on behalf of and for the ratable benefit of the Revenue Bond Lenders, in accordance with their respective Applicable Percentages), and hereby grants to the Bank (on behalf of and for the ratable benefit of the Revenue Bond Lenders, in accordance with their respective Applicable Percentages) a first-priority Lien on and security interest in, all of the Pledgor’s right, title and interest in and to the Company Bonds, the interest thereon, all proceeds thereof and all security entitlements relating thereto, in each case whether now owned or existing or hereafter created, acquired or existing, as collateral security for the prompt and complete payment when due of all amounts due in respect of (i) the reimbursement obligation of the Pledgor set forth in Section 2.04(f)(ii) of the Credit Agreement and interest on such amounts as set forth in Section 2.04(i) of the Credit Agreement, and (ii) any and all Revenue Bond Loans and interest thereon payable by the Pledgor pursuant to the Credit Agreement (all the foregoing being hereinafter called the “Obligations”). Subject to subsection (b) below, upon delivery of the Company Bonds to the Bank, the Pledgor shall cause the Registrar (as defined in the Indenture) to register such Company Bonds in the name of the Bank in accordance with Sections 2.07 and 10.28(c) of the Indenture.
(b) For so long as the Company Bonds are registered in the name of The Depository Trust Company (“DTC”), the Pledgor shall cause DTC to make appropriate entries on its books increasing the appropriate securities account of the Trustee or the Agent (as applicable), as a direct participant of DTC, to include the Company Bonds, and shall cause the Trustee or the Agent (as applicable) to identify, by book-entry or otherwise, the Company Bonds as belonging to, or subject to a security interest in favor of, the Bank, and shall send the Bank a confirmation of the transfer of the Company Bonds to the Bank. The Pledgor shall cause the Trustee or the Agent (as applicable) to continuously identify the Company Bonds on its books as being held for the account of the Bank and shall take all such action reasonably requested in writing by the Bank to ensure that the Bank shall be the “entitlement holder” with respect to the Company Bonds having “control” of all “security entitlements” related to the Company Bonds within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York.

C-1-2

3. Payments on the Bonds. If, while this Revenue Bond Pledge Agreement is in effect, the Pledgor shall become entitled to receive or shall receive any payment in respect of the Company Bonds, the Pledgor agrees to accept the same as the Bank’s agent and to hold the same in trust on behalf of the Bank and to deliver the same forthwith to the Bank. All sums of money so paid in respect of any interest on, or portion of purchase price equal to the amount of accrued interest on, the Company Bonds which are received by the Pledgor and paid to the Bank shall be delivered to the Administrative Agent and applied in accordance with Section 2.04(f)(ii) of the Credit Agreement. All sums of money so paid in respect of any payment of principal of, or portion of purchase price equal to the principal amount of, the Company Bonds which are received by the Pledgor and paid to the Bank shall be delivered to the Administrative Agent and credited against the obligations of the Pledgor set forth in Section 2.04(f)(ii) or 2.08(a)(ii) (as applicable) of the Credit Agreement.
4. Collateral. All property at any time pledged with the Bank hereunder (whether described herein or not) and all income therefrom and proceeds thereof, are herein collectively sometimes called the “Collateral”.
5. Release of Company Bonds. The Bank will release Company Bonds from the Lien of this Revenue Bond Pledge Agreement in accordance with Section 2.04(f)(ii) of the Credit Agreement, and upon such release will deliver such Company Bonds to the Pledgor or, if requested in writing by the Pledgor, to the Remarketing Agent (as defined in the Indenture) in accordance with Section 10.23 of the Indenture. For the avoidance of doubt, it is understood and agreed that the Bank will not release any Company Bond from the Lien of this Revenue Bond Pledge Agreement (including, without limitation, any such release in connection with the exercise of remedies by the Bank hereunder or under the Credit Agreement) unless the stated amount of the Letter of Credit shall have been reinstated by an amount not less than the principal amount of such Company Bond. For so long as the Company Bonds are registered in the name of DTC, the Bank instructs and authorizes each of the Trustee and the Agent, upon receipt of written notice from the Bank of any such release, (a) to cause DTC to make appropriate entries on its books decreasing the appropriate securities account of the Trustee or the Agent (as applicable) to exclude such Company Bonds and (b) to reclassify, by book-entry or otherwise, such Company Bonds as not subject to a security interest in favor of the Bank.
6. Rights of the Bank. The Bank shall not be liable for failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall the Bank be under any obligation to take any action whatsoever with regard thereto. If an Event of Default has occurred and is continuing, the Bank may thereafter, without notice, exercise all rights, privileges or options pertaining to any Company Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

C-1-3

7. Remedies. In the event that any portion of the Obligations has been declared due and payable, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of the time and place of public or private sale) to or upon the Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived or released. The Bank shall pay over the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in taking any of the foregoing actions or incidental to the care or safekeeping of, or otherwise with respect to, any and all of the Collateral or in any way relating to the rights of the Bank hereunder (including, without limitation, reasonable attorneys’ fees and legal expenses), to the Administrative Agent to apply such net proceeds to the payment in whole or in part of the Obligations in such order as the Administrative Agent may elect, the Pledgor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9-615 of the Uniform Commercial Code as in effect in the State of New York at such time, need the Bank account for the surplus, if any, to the Pledgor. The Pledgor agrees that the Bank need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Revenue Bond Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York from time to time in effect. The Pledgor shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all Obligations due and payable by the Pledgor and any other amounts to which the Bank is entitled, and the fees of any attorneys employed by the Bank to collect such deficiency.
8. Representations, Warranties and Covenants of the Pledgor. The Pledgor represents and warrants that: (a) on the date of delivery to the Bank of any Company Bonds described herein, neither the Issuer, the Agent, the Remarketing Agent (as defined in the Indenture) nor the Trustee will have any right, title or interest in or to the Company Bonds; (b) it has, and on the date of delivery to or for the benefit of the Bank of any Company Bonds will have, full power, authority and legal right to pledge all of its right, title and interest in and to the Company Bonds pursuant to this Revenue Bond Pledge Agreement; (c) this Revenue Bond Pledge Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms; (d) no consent of any other party (including, without limitation, any shareholders or

C-1-4

creditors of the Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority, domestic or foreign, is required to be obtained by the Pledgor in connection with the execution, delivery or performance of this Revenue Bond Pledge Agreement; (e) the execution, delivery and performance of this Revenue Bond Pledge Agreement will not violate any provision of any applicable law, rule or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or other Governmental Authority, domestic or foreign, or of the certificate of incorporation or by-laws of the Pledgor or of any securities issued by the Pledgor or any of its Subsidiaries, or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which the Pledgor or any of its Subsidiaries is a party or which purports to be binding upon the Pledgor or any of its Subsidiaries or upon any of their respective assets, and will not result in the creation or imposition of any Lien on any of the assets of the Pledgor or any of its Subsidiaries except as contemplated by this Revenue Bond Pledge Agreement; and (f) the pledge, assignment and delivery of such Company Bonds pursuant to this Revenue Bond Pledge Agreement will create a valid first Lien on, and a first perfected security interest in, all right, title and interest of the Pledgor in or to such Company Bonds and the proceeds thereof, subject to no prior Lien or to any agreement purporting to grant to any third party a Lien in the property or assets of the Pledgor which could include the Company Bonds. The Pledgor covenants and agrees that it will defend the Bank’s right, title and Lien in and to the Company Bonds and the proceeds thereof against the claims and demands of all Persons whomsoever; and covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Bank as Collateral hereunder and will likewise defend the Bank’s right thereto and Lien therein.
9. No Disposition, etc. Without the prior written consent of the Bank, the Pledgor agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, nor will it create, incur or permit to exist any Lien with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the Lien provided for by this Revenue Bond Pledge Agreement and sales contemplated or permitted hereby.
10. Sale of Collateral.
(a) The Pledgor recognizes that the Bank may not deem it desirable to effect a public sale of any or all the Company Bonds by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or otherwise, but may deem it desirable to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Bank shall be under no obligation to delay a sale of any of the Company Bonds for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the issuer would agree to do so.

C-1-5

(b) The Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make such sale or sales of any portion or all of the Company Bonds valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or other Governmental Authorities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Pledgor’s expense. The Pledgor further agrees that a breach of any of the covenants contained in this paragraph 10 will cause irreparable injury to the Bank and that the Bank has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this paragraph shall be specifically enforceable against the Pledgor and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement. The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Bank by reason of a breach of any of such covenants and, consequently, agrees that, if the Bank shall sue for damages for breach, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Company Bonds on the date the Bank shall demand compliance with this paragraph.
11. Further Assurances. The Pledgor agrees that at any time and from time to time upon the written request of the Bank, the Pledgor will execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to effect the purposes of this Revenue Bond Pledge Agreement.
12. Severability. Any provision of this Revenue Bond Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13. No Waiver; Cumulative Remedies. The Bank shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Bank, and then only to the extent therein set forth. A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Bank any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.
14. Waivers; Amendments; Applicable Law. None of the terms or provisions of this Revenue Bond Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Bank. This Revenue Bond Pledge Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank and the Revenue Bond Lenders and their respective successors and assigns. This Revenue Bond Pledge Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of New York.
15. Counterparts. This Revenue Bond Pledge Agreement may be signed in any number of counterpart copies, and all such copies shall constitute one and the same instrument.
[Signature Pages to Follow]

C-1-6

IN WITNESS WHEREOF, the Pledgor has caused this Revenue Bond Pledge Agreement to be duly executed and delivered by its duly authorized officers, and its corporate seal to be affixed, on the day and year first above written.

TUCSON ELECTRIC POWER COMPANY
By:
Name:
Title:

[SEAL]

Attest:

Secretary

AGREED AND ACCEPTED:

[NAME OF BANK]

By:

Name:
Title:

C-1-7

EXHIBIT C-2
[**FORM OF**]
[SECOND AMENDED AND RESTATED] REVENUE BOND PLEDGE AGREEMENT
[SECOND AMENDED AND RESTATED] REVENUE BOND PLEDGE AGREEMENT, dated as of                         , 20    (this “Revenue Bond Pledge Agreement”), by and among (i) TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Pledgor”), (ii)                                          (the “Bank”), as an Issuing Bank under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Pledgor, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent (hereinafter, as the same may from time to time be amended, restated, supplemented or otherwise modified, called the “Credit Agreement”), and (iii) U.S. BANK TRUST NATIONAL ASSOCIATION, as Tender Agent under the Indenture referred to below, as custodian (in such capacity, together with its successors and assigns in such capacity, the “Custodian”).
WITNESSETH:
[WHEREAS, the Pledgor, the Bank and the Custodian previously entered into that certain Amended and Restated Revenue Bond Pledge Agreement, dated as of August 11, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Pledge Agreement”);]
WHEREAS, The Industrial Development Authority of the County of Apache (the “Issuer”) has issued its Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project) (the “Bonds”), under the Indenture of Trust, dated as of December 1, 1985 (as the same may from time to time be amended, supplemented or otherwise modified, the “Indenture”), between the Issuer and U.S. Bank Trust National Association (successor in interest to Morgan Guaranty Trust Company of New York), as Trustee (the “Trustee”);
WHEREAS, the Indenture requires the Tender Agent (as defined in the Indenture) (the “Tender Agent”) to purchase Bonds under certain circumstances as set forth in Section 2.02(a) of the Indenture from the holders thereof;
WHEREAS, the Pledgor has agreed to enter into the Credit Agreement in order to cause the Bank to issue a letter of credit (the “Letter of Credit”) thereunder which may be used, inter alia, to pay the purchase price of the Bonds;

C-2-1

WHEREAS, pursuant to Section 2.04(f)(ii) of the Credit Agreement and Section 14.07(c)(ii) of the Indenture, to the extent that Bonds are purchased from the proceeds of a drawing on the Letter of Credit pursuant to Sections 2.02(a) and 14.03(a)(v) of the Indenture for which the Bank has not been reimbursed with proceeds from remarketing the Bonds, the Bonds purchased with the proceeds of such drawing (such Bonds being referred to herein as “Company Bonds”) are required to be held by the Tender Agent for the account of the Company and subject to the pledge and security interest in favor of the Bank created by this Revenue Bond Pledge Agreement; and
WHEREAS, it is a condition precedent to the obligations of the Bank to enter into the Credit Agreement that the Pledgor and the Custodian shall have executed and delivered this Revenue Bond Pledge Agreement to the Bank;
NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to enter into the Credit Agreement and issue the Letter of Credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Custodian hereby agree with the Bank [that the Existing Pledge Agreement is hereby amended and restated, without novation,] as follows:
1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have such defined meanings when used herein.
2. Pledge. (a) The Pledgor hereby pledges, assigns, hypothecates, transfers, and delivers to the Bank (on behalf of and for the ratable benefit of the Revenue Bond Lenders, in accordance with their respective Applicable Percentages), and hereby grants to the Bank (on behalf of and for the ratable benefit of the Revenue Bond Lenders, in accordance with their respective Applicable Percentages) a first-priority Lien on and security interest in, all of the Pledgor’s right, title and interest in and to the Company Bonds, the interest thereon, all proceeds thereof and all security entitlements relating thereto, in each case whether now owned or existing or hereafter created, acquired or existing, as collateral security for the prompt and complete payment when due of all amounts due in respect of (i) the reimbursement obligation of the Pledgor set forth in Section 2.04(f)(ii) of the Credit Agreement and interest on such amounts as set forth in Section 2.04(i) of the Credit Agreement, and (ii) any and all Revenue Bond Loans and interest thereon payable by the Pledgor pursuant to the Credit Agreement (all the foregoing being hereinafter called the “Obligations”). The Pledgor hereby agrees that the Custodian shall act as the agent and bailee of the Bank for the purpose of perfecting the Lien of this Revenue Bond Pledge Agreement and of holding the Collateral (as hereinafter defined) for the benefit of the Bank pursuant to the Indenture and this Revenue Bond Pledge Agreement. Subject to subsection (b) below, upon delivery of the Company Bonds to the Tender Agent pursuant to Sections 2.02(a) and 14.07(c)(ii) of the Indenture, the Pledgor shall cause the Registrar (as defined in the Indenture) to register such Company Bonds in the name of the Bank in accordance with Section 2.09 of the Indenture.
(b) For so long as the Company Bonds are registered in the name of The Depository Trust Company (“DTC”), the Custodian shall cause DTC to make appropriate entries on its books increasing the appropriate securities account of the Custodian, as a direct participant of DTC, to include the Company Bonds, and shall identify, by book-entry or otherwise, the Company Bonds as belonging to, or subject to a security interest in favor of, the Bank, and shall send the Bank a confirmation thereof. The Custodian shall

C-2-2

continuously identify the Company Bonds on its books as being held for the account of the Bank and shall take all such action reasonably requested in writing by the Bank to ensure that the Bank shall be the “entitlement holder” with respect to the Company Bonds having “control” of all “security entitlements” related to the Company Bonds within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (“UCC Article 8”).
3. Payments on the Bonds. If, while this Revenue Bond Pledge Agreement is in effect, the Pledgor shall become entitled to receive or shall receive any payment in respect of the Company Bonds, the Pledgor agrees to accept the same as the Bank’s agent and to hold the same in trust on behalf of the Bank and to deliver the same forthwith to the Bank. The Pledgor instructs and authorizes the Custodian to hold and receive on the Bank’s behalf and to deliver forthwith to the Bank any payment received by it in respect of the Collateral (including, without limitation, the proceeds of any remarketing of the Company Bonds). All sums of money so paid in respect of any interest on, or portion of purchase price equal to the amount of accrued interest on, the Company Bonds which are received by the Pledgor or the Custodian (as the case may be) and paid to the Bank shall be delivered to the Administrative Agent and applied in accordance with Section 2.04(f)(ii) of the Credit Agreement. All sums of money so paid in respect of any payment of principal of, or portion of purchase price equal to the principal amount of, the Company Bonds which are received by the Pledgor or the Custodian (as the case may be) and paid to the Bank shall be delivered to the Administrative Agent and credited against the obligations of the Pledgor set forth in Section 2.04(f)(ii) or 2.08(a)(ii) (as applicable) of the Credit Agreement.
4. Collateral. All property at any time pledged with the Bank hereunder (whether described herein or not) and all income therefrom and proceeds thereof, are herein collectively sometimes called the “Collateral”.
5. Release of Company Bonds. The Bank will release Company Bonds from the Lien of this Revenue Bond Pledge Agreement in accordance with Section 2.04(f)(ii) of the Credit Agreement, and upon such release will deliver such Company Bonds (or cause such Company Bonds to be delivered) to the Pledgor or, if requested in writing by the Pledgor, to the Remarketer (as defined in the Indenture) in accordance with Section 14.04 of the Indenture. For the avoidance of doubt, it is understood and agreed that the Bank will not release any Company Bond from the Lien of this Revenue Bond Pledge Agreement (including, without limitation, any such release in connection with the exercise of remedies by the Bank hereunder or under the Credit Agreement) unless the stated amount of the Letter of Credit shall have been reinstated by an amount not less than the principal amount of such Company Bond. For so long as the Company Bonds are registered in the name of DTC, the Bank instructs and authorizes the Custodian, upon receipt of written notice from the Bank of any such release, (a) to cause DTC to make appropriate entries on its books decreasing the appropriate securities account of the Custodian to exclude such Company Bonds and (b) to reclassify, by book-entry or otherwise, such Company Bonds as not subject to a security interest in favor of the Bank.

C-2-3

6. Rights of the Bank. The Bank shall not be liable for failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall the Bank be under any obligation to take any action whatsoever with regard thereto. If an Event of Default has occurred and is continuing, the Bank may thereafter, without notice, exercise all rights, privileges or options pertaining to any Company Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.
7. Remedies. In the event that any portion of the Obligations has been declared due and payable, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of the time and place of public or private sale) to or upon the Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived or released. The Bank shall pay over the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in taking any of the foregoing actions or incidental to the care or safekeeping of, or otherwise with respect to, any and all of the Collateral or in any way relating to the rights of the Bank hereunder (including, without limitation, reasonable attorneys’ fees and legal expenses), to the Administrative Agent to apply such net proceeds to the payment in whole or in part of the Obligations in such order as the Administrative Agent may elect, the Pledgor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9-615 of the Uniform Commercial Code as in effect in the State of New York at such time, need the Bank account for the surplus, if any, to the Pledgor. The Pledgor agrees that the Bank need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and. remedies granted to it in this Revenue Bond Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York from time to time in effect. The Pledgor shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all Obligations due and payable by the Pledgor and any other amounts to which the Bank is entitled, and the fees of any attorneys employed by the Bank to collect such deficiency.

C-2-4

8. Representations, Warranties and Covenants of the Pledgor. The Pledgor represents and warrants that: (a) on the date of delivery to the Bank (or to the Custodian for the benefit of the Bank, as the case may be) of any Company Bonds described herein, neither the Issuer, the Tender Agent, the Remarketing Agent (as defined in the Indenture) nor the Trustee will have any right, title or interest in and to the Company Bonds; (b) it has, and on the date of delivery to or for the benefit of the Bank of any Company Bonds will have, full power, authority and legal right to pledge all of its right, title and interest in and to the Company Bonds pursuant to this Revenue Bond Pledge Agreement; (c) this Revenue Bond Pledge Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms; (d) no consent of any other party (including, without limitation, any shareholders or creditors of the Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority, domestic or foreign, is required to be obtained by the Pledgor in connection with the execution, delivery or performance of this Revenue Bond Pledge Agreement; (e) the execution, delivery and performance of this Revenue Bond Pledge Agreement will not violate any provision of any applicable law, rule or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or other Governmental Authority, domestic or foreign, or of the certificate of incorporation or by-laws of the Pledgor or of any securities issued by the Pledgor or any of its Subsidiaries, or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which the Pledgor or any of its Subsidiaries is a party or which purports to be binding upon the Pledgor or any of its Subsidiaries or upon any of their respective assets, and will not result in the creation or imposition of any Lien on any of the assets of the Pledgor or any of its Subsidiaries except as contemplated by this Revenue Bond Pledge Agreement; and (f) the pledge, assignment and delivery of such Company Bonds pursuant to this Revenue Bond Pledge Agreement will create a valid first Lien on, and a first perfected security interest in, all right, title and interest of the Pledgor in or to such Company Bonds and the proceeds thereof, subject to no prior Lien or to any agreement purporting to grant to any third party a Lien in the property or assets of the Pledgor which could include the Company Bonds. The Pledgor covenants and agrees that it will defend the Bank’s right, title and Lien in and to the Company Bonds and the proceeds thereof against the claims and demands of all Persons whomsoever; and covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Bank as Collateral hereunder and will likewise defend the Bank’s right thereto and Lien therein.
9. No Disposition, etc. Without the prior written consent of the Bank, the Pledgor agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, nor will it create, incur or permit to exist any Lien with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the Lien provided for by this Revenue Bond Pledge Agreement and sales contemplated or permitted hereby.
10. Sale of Collateral.
(a) The Pledgor recognizes that the Bank may not deem it desirable to effect a public sale of any or all the Company Bonds by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or otherwise, but may deem it desirable to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other

C-2-5

terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Bank shall be under no obligation to delay a sale of any of the Company Bonds for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the issuer would agree to do so.
(b) The Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make such sale or sales of any portion or all of the Company Bonds valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or other Governmental Authorities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Pledgor’s expense. The Pledgor further agrees that a breach of any of the covenants contained in this paragraph 10 will cause irreparable injury to the Bank and that the Bank has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this paragraph shall be specifically enforceable against the Pledgor and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement. The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Bank by reason of a breach of any of such covenants and, consequently, agrees that, if the Bank shall sue for damages for breach, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Company Bonds on the date the Bank shall demand compliance with this paragraph.
11. Further Assurances. The Pledgor agrees that at any time and from time to time upon the written request of the Bank, the Pledgor will execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to effect the purposes of this Revenue Bond Pledge Agreement.
12. The Custodian. (a) The Bank hereby appoints the Custodian as agent and bailee for the Bank on the terms and conditions of this Revenue Bond Pledge Agreement, and the Custodian hereby accepts such appointment and agrees with the Bank to act as agent without compensation separate from that provided to the Custodian, in its capacity as Tender Agent, pursuant to the Indenture.
(b) The duties of the Custodian as agent under this Revenue Bond Pledge Agreement shall be limited to those duties expressly set forth herein and the following:
(i) the Custodian shall hold (either directly or as a direct participant of DTC) in trust for the Bank all Company Bonds purchased by the Custodian, in its capacity as Tender Agent, with drawings under the Letter of Credit pursuant to Section 2.02(a) of the Indenture, all proceeds thereof and all other amounts held by the Custodian and payable to the Bank by the Tender Agent pursuant to the Indenture;
(ii) upon the remarketing of Company Bonds, the Custodian shall deliver or cause to be delivered to the Bank the proceeds of such remarketing and all other amounts received by the Custodian and payable to the Bank by the Tender Agent pursuant to the Indenture; and

C-2-6

(iii) the Custodian shall comply with any notice, request or instruction of the Bank with respect to the Company Bonds, subject to paragraph 5 hereof, without the further consent of the Pledgor such that the Bank shall be deemed to have “control” of the Company Bonds as “security entitlements” within the meaning of UCC Article 8.
(c) The Custodian shall not pledge, hypothecate, transfer or release all or any part of the Collateral to any other Person or in any manner not in accordance with this Revenue Bond Pledge Agreement without the prior written consent of the Bank.
(d) The Custodian shall transfer the benefits or obligations of this Revenue Bond Pledge Agreement or the Indenture only with the prior written consent of the Bank and only if any such transferee shall have agreed in writing to be bound by the terms and conditions of this Revenue Bond Pledge Agreement and the Indenture. Notwithstanding the preceding sentence, any corporation, association or other entity into which the Custodian may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its corporate trust assets and business or any corporation, association or other entity resulting from any such conversion, sale, merger, consolidation or other transfer to which it is a party, ipso facto, shall be and become successor Custodian hereunder, vested with all other matters as was its predecessor, without the execution or filing of any instrument or consent or any further act on the part of the parties hereto.
(e) The Custodian may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees.
(f) The Custodian may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Pledgor and the Bank. The Pledgor and the Bank, acting jointly, may remove the Custodian at any time by giving thirty (30) calendar days’ prior written notice to the Custodian. Upon such notice, a successor Custodian shall be jointly appointed by the Pledgor and the Bank who shall provide written notice of such to the resigning Custodian. Such successor Custodian shall become the Custodian hereunder upon the resignation or removal date specified in such notice. If the Pledgor and the Bank are unable to agree upon a successor Custodian within thirty (30) days after such notice, the Custodian may, in its sole discretion, deliver any Collateral then held by the Custodian to the Bank at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Custodian or for other appropriate relief. Upon receipt of the identity of the successor Custodian, the Custodian shall deliver the Collateral then held hereunder to the successor Custodian. Upon its resignation and delivery of the Collateral as set forth in this subsection (f), the Custodian shall be discharged of and from any and all further obligations arising in connection with the Collateral or this Revenue Bond Pledge Agreement. Notwithstanding the foregoing provisions of this subsection (f), the Custodian may resign or be removed only in conjunction with the resignation or removal of the Tender Agent pursuant to the Indenture, and any successor Tender Agent appointed pursuant to the Indenture shall be appointed as Custodian hereunder.

C-2-7

13. Severability. Any provision of this Revenue Bond Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14. No Waiver; Cumulative Remedies. The Bank shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Bank, and then only to the extent therein set forth. A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Bank any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.
15. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier, overnight courier or similar writing) and shall be given to such party, addressed to it, at its address or telecopier number set forth below or such other address or telecopier number as such party may specify by notice to the other parties. Each such notice, request or communication shall be effective (a) if given by telecopy, when sent by telecopier to the telecopier number specified below and receipt thereof has been confirmed by telephone, (b) if given by mail, five days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, (c) if given by a reputable overnight courier, upon confirmation of delivery by such courier, (d) when delivered personally or (e) if given by any other means, when delivered at the address specified below.

Party	Address

Pledgor:	Tucson Electric Power Company
One South Church Avenue, Suite 100
Tucson, Arizona 85701
Attention of Chief Financial Officer
Telecopier: (520) 884-3612

Bank:	[Name of Bank]
____________________
____________________
Attention: _____________
Telecopier: ____________

C-2-8

Party	Address

Custodian:	U.S. Bank Trust National Association
Corporate Trust Services
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Patrick J. Crowley
Telecopier: (212) 809-4993
16. Waivers; Amendments. None of the terms or provisions of this Revenue Bond Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Revenue Bond Pledge Agreement and all obligations of the Pledgor and the Custodian hereunder shall be binding upon the successors and assigns of the Pledgor and the Custodian, respectively, and shall, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank and the Revenue Bond Lenders and their respective successors and assigns.
17. Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL.
(a) This Revenue Bond Pledge Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of New York.
(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Revenue Bond Pledge Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Revenue Bond Pledge Agreement in any court referred to in subsection (b) of this paragraph 17. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Revenue Bond Pledge Agreement irrevocably consents to service of process in the manner provided for notices in paragraph 15. Nothing in this Revenue Bond Pledge Agreement will affect the right of any party to this Revenue Bond Pledge Agreement to serve process in any other manner permitted by law.

C-2-9

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVENUE BOND PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS REVENUE BOND PLEDGE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION.
18. Counterparts. This Revenue Bond Pledge Agreement may be signed in any number of counterpart copies, and all such copies shall constitute one and the same instrument.
[Signature Pages to Follow]

C-2-10

IN WITNESS WHEREOF, the parties hereto have caused this Revenue Bond Pledge Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

TUCSON ELECTRIC POWER COMPANY
By:
Name:
Title:

[SEAL]

Attest:

Secretary

[NAME OF BANK]
By:
Name:
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Custodian
By:
Name:
Title:

C-2-11

EXHIBIT D

Supplemental Indenture No. 11

TUCSON ELECTRIC POWER COMPANY
to
THE BANK OF NEW YORK MELLON,
Trustee

Dated as of November 1, 2010
Supplemental to Indenture of Mortgage and Deed of Trust,
dated as of December 1, 1992

Creating A Series of Bonds Designated
First Mortgage Bonds, Collateral Series I

This instrument constitutes a mortgage, a deed of trust and a security agreement.

SUPPLEMENTAL INDENTURE NO. 11, dated as of November 1, 2010, between Tucson Electric Power Company (hereinafter sometimes called the “Company”), a corporation organized and existing under the laws of the State of Arizona, having its principal office at One South Church Avenue, in the City of Tucson, Arizona, as trustor, and The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), a banking corporation organized and existing under the laws of the State of New York and having its principal office at 101 Barclay Street, in the Borough of Manhattan, The City of New York, New York, as trustee (hereinafter sometimes called the “Trustee”), under the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and the Trustee (hereinafter called the “Original Indenture”), as heretofore amended and supplemented, this Supplemental Indenture No. 11 being supplemental thereto (the Original Indenture as heretofore amended and supplemented, and as supplemented hereby, and as it may from time to time be further supplemented, modified, altered or amended by any supplemental indenture entered into in accordance with and pursuant to the provisions thereof, is hereinafter called the “Indenture”).
Recitals of the Company
WHEREAS, the Original Indenture was authorized, executed and delivered by the Company to provide for the issuance from time to time of its Bonds (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as therein contemplated, and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Bonds; and
WHEREAS, the Company proposes to establish a series of Bonds designated “First Mortgage Bonds, Collateral Series I” and to be limited in aggregate principal amount (except as contemplated in clause (b) of Section 2 of Article II of the Original Indenture) to $540,588,000, such series of Bonds and such Bonds to be hereinafter sometimes called, respectively, “Series 10” and “Series 10 Bonds”; and
WHEREAS, all acts and proceedings required by law and by the articles of incorporation and by-laws of the Company, including all action requisite on the part of its shareholders, directors and officers, necessary to make the Series 10 Bonds, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute this Supplemental Indenture a valid, binding and legal instrument, in accordance with its and their terms, have been done and taken; and the execution and delivery of this Supplemental Indenture No. 11 have been in all respects duly authorized;
WHEREAS, effective June 3, 1999, The Bank of New York succeeded to all of the corporate trust business of Bank of Montreal Trust Company, and, as a consequence, The Bank of New York, being otherwise qualified and eligible under Article XII of the Original Indenture, became the successor trustee under the Indenture without further act on the part of the parties thereto, as contemplated by Section 11 of Article XII of the Original Indenture; and

1

WHEREAS, effective July 1, 2008, The Bank of New York changed its name to The Bank of New York Mellon.
Granting Clauses
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 11 WITNESSETH, that, in order to secure the payment of the principal of and premium, if any, and interest, if any, on all Bonds at any time Outstanding under the Indenture according to their tenor, purport and effect, and to secure the performance and observance of all the covenants and conditions therein and herein contained (except any covenant of the Company with respect to the refund or reimbursement of taxes, assessments or other governmental charges on account of the ownership of the Bonds of any series or the income derived therefrom, for which the Holders of the Bonds shall look only to the Company and not to the property hereby mortgaged or pledged), and to declare the terms and conditions upon and subject to which the Series 10 Bonds are to be issued, and for and in consideration of the premises and of the mutual covenants herein contained and of the purchase and acceptance of the Bonds by the Holders thereof, and of the sum of $1 duly paid to the Company by the Trustee at or before the ensealing and delivery hereof, and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Company has executed and delivered this Supplemental Indenture No. 11, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto the Trustee, and grant to the Trustee a security interest in:
All and singular the premises, property, assets, rights and franchises of the Company (except Excepted Property), whether now or hereafter owned, constructed or acquired, of whatever character and wherever situated including, among other things (but reference to or enumeration of any particular kinds, classes or items of property shall not be deemed to exclude from the operation and effect of this Supplemental Indenture No. 11 any kind, class or item not so referred to or enumerated), all right, title and interest of the Company in and to the property described as granted in “Schedule A” attached to this Supplemental Indenture No. 11 and made part of these Granting Clauses to the same extent as if fully set forth in the same, and all plants for the generation of electricity by water, steam and/or other power; all power houses, substations, transmission lines, and distributing systems; all offices, buildings and structures, and the equipment thereof; all machinery, engines, boilers, dynamos, machines, regulators, meters, transformers, generators and motors; all appliances whether electrical, gas or mechanical, conduits, cables and lines; all pipes, service pipes, fittings, valves and connections, poles, wires, tools, implements, apparatus, furniture, and chattels; all municipal franchises and other franchises; all lines for the transmission and/or distribution of electric current, including towers, poles, wires, cables, pipes, conduits, street lighting systems and all apparatus for use in connection therewith; all real estate, lands, and leaseholds; all easements, servitudes, licenses, permits, rights, powers, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described; it being the intention of the parties that all property of every kind, real, personal or mixed (including, but not limited to, all property of the types hereinbefore described), other than Excepted Property, which may be acquired by the Company after the date hereof, shall, immediately upon the acquisition thereof by

2

the Company, to the extent of such acquisition, and without any further conveyance or assignment, become and be subject to the direct lien of the Indenture as fully and completely as though now owned by the Company and described in said “Schedule A”; it further being the intention of the parties, however, that the lien of and security interest granted by this Supplemental Indenture No. 11 shall not result in the Trustee having greater rights with respect to any property of the Company, real, personal or mixed (including, but not limited to, leasehold interests in property), than the rights of the Company with respect to such property.
Together With all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid premises, property, assets, rights and franchises or any part thereof, with the reversion and reversions, remainder and remainders, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid premises, property, assets, rights and franchises and every part and parcel thereof.
Subject, however, to the reservations, exceptions, limitations and restrictions contained in the several deeds, leases, servitudes, contracts, decrees, judgments, or other instruments through which the Company acquired or claims title to or enjoys the use of the aforesaid properties; and subject also to such easements, leases, reservations, servitudes, reversions and other rights and privileges of others and such mortgages, liens and other encumbrances in, on, over, across or through said properties as existed at the time of the acquisition of such properties by the Company or as have been granted by the Company to other persons at or prior to the time of the issuance and delivery of the Bonds of the Initial Series; and subject also to Permitted Encumbrances and, as to any property acquired by the Company after the time of the issuance and delivery of the Bonds of the Initial Series, to any easements, leases, reservations, servitudes, reversions and other rights and privileges of others and mortgages, liens or other encumbrances thereon existing, and to any mortgages, liens and other encumbrances for unpaid portions of the purchase money placed thereon, at the time of such acquisition; and subject also to the provisions of Article XI of the Original Indenture;
To Have and To Hold the Trust Estate and all and singular the lands, properties, estates, rights, franchises, privileges and appurtenances hereby granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, together with all the appurtenances thereunto appertaining, unto the Trustee and its successors and assigns, forever;
But in Trust, Nevertheless, for the equal and proportionate use, benefit, security and protection of those who from time to time shall hold the Bonds authenticated and delivered hereunder and under the Indenture and duly issued by the Company, without any discrimination, preference or priority of any one Bond over any other by reason of priority in the time of issue, sale or negotiation thereof or otherwise, except as provided in Section 2 of Article IV of the Original Indenture, so that, subject to said provisions, each and all of said Bonds shall have the same right, lien and privilege under the Indenture and shall be equally secured thereby (except as any sinking, amortization, improvement, renewal or other fund, established in accordance with the provisions of the Indenture, may afford additional security for the Bonds of any particular series), and shall have the same proportionate interest and share in the Trust Estate, with the same effect as if all of the Bonds had been issued, sold and negotiated simultaneously on the date of the delivery hereof; and in trust for enforcing payment of the principal of the Bonds, and premium, if any, and interest, if any, thereon, according to the tenor, purport and effect of the Bonds and of the Indenture, and for enforcing the terms, provisions, covenants and agreements herein, in the Indenture and in the Bonds set forth;

3

Upon Condition that, until the happening of a Default, the Company shall be suffered and permitted to possess, use and enjoy the Trust Estate (except money, securities and other personal property pledged or deposited with or required to be pledged or deposited with the Trustee hereunder or under the Indenture) and to receive and use the rents, issues, income, revenues, earnings and profits therefrom, all as more specifically provided in Section 1 of Article VII of the Original Indenture;
And Upon the Trusts, Uses and Purposes and subject to the covenants, agreements and conditions hereinafter set forth and declared.
ARTICLE I
Additional Definitions
Section 1. Applicability of Article.
For all purposes of this Supplemental Indenture No. 11, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article shall have the meanings herein specified and include the plural as well as the singular.
Section 2. Additional Definitions.
“Administrative Agent” means Union Bank, N.A. (formerly known as Union Bank of California, N.A.), in its capacity as Administrative Agent under the Credit Agreement.
“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-Documentation Agents party thereto and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Interest Payment Date” means the last Business Day of each March, June, September and December; provided, however, that the first Interest Payment Date shall be December 31, 2010.
“Maturity” means the date on which the principal of the Series 10 Bonds becomes due and payable, whether at stated maturity, upon redemption or acceleration, or otherwise.
The following terms shall have the meanings specified in the Credit Agreement: “Aggregate Commitment”, “Alternate Base Rate”, “Business Day”, “Issuing Bank”, “Letter of Credit”, “Loans” and “Obligations”.

4

A copy of the Credit Agreement is filed at the office of the Administrative Agent at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071 and at the office of the Company at One South Church Avenue, Tucson, Arizona 85701.
ARTICLE II
Series 10 Bonds
There is hereby established a series of Bonds having the following terms and characteristics (the lettered subdivisions set forth below corresponding to the lettered subdivisions of Section 2 of Article II of the Indenture):
(a) the title of the Bonds of such series shall be “First Mortgage Bonds, Collateral Series I” (such Bonds being hereinafter sometimes called the “Series 10 Bonds”);
(b) the aggregate principal amount of Series 10 Bonds which may be authenticated and delivered under the Indenture shall be limited to $540,588,000, except as contemplated in subdivision (b) of Section 2 of Article II of the Original Indenture;
(c) not applicable;
(d) the Series 10 Bonds shall mature on May 1, 2015;
(e) during the period from and including the date of the first authentication and delivery of the Series 10 Bonds to and including the day next preceding the first Interest Payment Date, the Series 10 Bonds shall bear interest at the rate of eight per centum (8%) per annum; thereafter, the Series 10 Bonds shall bear interest at a rate equal to the Alternate Base Rate from time to time in effect plus 500 basis points; interest on the Series 10 Bonds shall accrue from and including the date of the first authentication and delivery of the Series 10 Bonds, except as otherwise provided in the form of bond attached hereto as Exhibit A; interest on the Series 10 Bonds shall be payable on each Interest Payment Date and at Maturity, and the Regular Record Date for the interest payable on each Interest Payment Date shall be the day next preceding such Interest Payment Date; interest payable at Maturity shall be paid to the Person to whom principal shall be paid; and interest on the Series 10 Bonds during any period for which payment is made shall be computed in accordance with the Credit Agreement;
(f) the office of the Trustee in New York, New York, shall be the office or agency of the Company in The City of New York where (i) the principal of the Series 10 Bonds and interest payable thereon at Maturity shall be payable upon presentation thereof, (ii) registration of transfer of the Series 10 Bonds may be effected, (iii) exchanges of the Series 10 Bonds may be effected and (iv) notices and demands to or upon the Company in respect of the Series 10 Bonds or the Indenture may be served; provided, however, that the Company reserves the right to change, by written notice to the Trustee, such office or agency in The City of New York; and provided, further, that the principal office of the Company in Tucson, Arizona shall be an additional financial office or agency where the principal of the Series 10 Bonds and interest payable thereon at Maturity shall be payable upon presentation thereof; interest payable on the Series 10 Bonds prior to Maturity shall be paid by the Company directly to the Holders thereof;

5

(g) the Series 10 Bonds shall not be redeemable, in whole or in part, at the option of the Company;
(h) upon (i) the occurrence of an Event of Default under the Credit Agreement, and further upon the condition that, in accordance with the terms of the Credit Agreement, the Aggregate Commitments shall have been or shall have terminated and the Loans shall have been declared to be or shall have otherwise become due and payable immediately and the Administrative Agent shall have delivered to the Company a notice demanding redemption of the Series 10 Bonds which notice states that it is being delivered pursuant to Article VII of the Credit Agreement or (ii) the occurrence of an Event of Default under clause (h) or (i) of Article VII of the Credit Agreement, then all Series 10 Bonds shall be redeemed immediately at the principal amount thereof plus accrued interest to the date of redemption;
(i) the Series 10 Bonds shall be issued in denominations of $1,000 and any amount in excess thereof;
(j) not applicable;
(k) not applicable;
(l) not applicable;
(m) not applicable;
(n) not applicable;
(o) not applicable;
(p) not applicable;
(q) the Series 10 Bonds are to be issued and delivered to the Administrative Agent in order to provide collateral security for the obligation of the Company under the Credit Agreement to pay the Obligations, as described in subdivision (u) below. The Series 10 Bonds are non-transferable, except to a successor Administrative Agent under the Credit Agreement;
(r) not applicable;
(s) no service charge shall be made for the registration of transfer or exchange of Series 10 Bonds;
(t) not applicable;

6

(u) (i) the Series 10 Bonds are to be issued and delivered to the Administrative Agent in order to provide collateral security for the obligation of the Company under the Credit Agreement to pay the Obligations, to the extent and subject to the limitations set forth in clauses (ii) and (iii) of this subdivision;
(ii) the obligation of the Company to pay interest on the Series 10 Bonds on any Interest Payment Date prior to Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount otherwise then due in respect of interest on the Series 10 Bonds);
(iii) the obligation of the Company to pay the principal of and accrued interest on the Series 10 Bonds at or after Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid and no Letter of Credit shall remain outstanding or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid plus the aggregate stated amount of the outstanding Letters of Credit (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the Series 10 Bonds);
(iv) the Trustee shall be entitled to presume that the obligation of the Company to pay the principal of and interest on the Series 10 Bonds as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the Administrative Agent, signed by an authorized officer thereof, stating that the principal of and/or interest on the Series 10 Bonds has become due and payable and has not been fully paid, and specifying the amount of funds required to make such payment;
(v) in the event of an application by the Administrative Agent for payment or for a substituted Series 10 Bond pursuant to Section 11 of Article II of the Original Indenture, the Administrative Agent shall not be required to provide any indemnity or pay any expenses or charges as contemplated in said Section 11; and
(vi) the Series 10 Bonds shall have such other terms as are set forth in the form of bond attached hereto as Exhibit A, which form is hereby designated as the form of the Series 10 Bonds.
ARTICLE III
Amendments to the indenture
Section 1. Amendment to Definition of “Excepted Property.”
The Company hereby amends subdivisions A, B and C of the definition of “Excepted Property” contained in the Granting Clauses of the Indenture to read as follows:

7

“A. All bills, notes and accounts receivable, cash on hand or in banks, choses in action, contracts and agreements, existing leases in which the Company is lessor and leases hereafter made of portions of the Mortgaged Property in which the Company is lessor.
B. All shares of stock and other certificates or evidences of interest therein, and all bonds, notes and other evidences of indebtedness or certificates of interest therein and other securities, security entitlements, securities accounts, deposit accounts, or investment property now owned or hereafter acquired or possessed by the Company (except securities or obligations specifically subjected to the lien hereof or required to be pledged by the terms of this Indenture).
C. (i) All goods, wares, materials, merchandise and supplies purchased or acquired for the purpose of sale in the ordinary course of business; and fuel, materials, stores and supplies and other personal property which are consumable in their use in the operation of, or are not in use in connection with or connected as fixtures to, the plants or systems of the Company; (ii) all automobiles, buses, trucks, tractors, trailers and similar vehicles and all rolling stock and other railroad equipment and all personal property (other than fixtures) of such character that the perfection of a security interest therein or other Lien thereon is not governed by the Uniform Commercial Code as in effect in the jurisdiction in which the Company is organized; and (iii) to the extent not properly chargeable to the utility plant accounts of the Company, all hand tools, all furniture, and all computers, machinery and equipment used exclusively for corporate administrative or clerical purposes.”
Section 2. Amendment to the Engineers’ Certificate.
(a) The Company hereby amends the first paragraph of clause (B) of subdivision (3) of Section 6 of Article III of the Indenture to read as follows:
“(B) specifying any Property Additions designated by the Company that were purchased, constructed or otherwise acquired by the Company since the Initial Funding Date, not included in clause (B) of any Engineer’s Certificate under this subdivision (3) theretofore delivered to the Trustee and not theretofore made the basis for the release of Funded Property under any of the provisions of this Indenture; and as to such Property Additions:”
(b) The Company hereby amends clause (C) of subdivision (3) of Section 6 of Article III of the Indenture to read as follows:
“(C) stating the aggregate amount of all Property Retirements made on or before a date specified in such certificate (which date shall be the most recent date prior to the date of such certificate for which the Company can reasonably calculate such amount of Property Retirements) and not theretofore deducted in a prior Engineer’s Certificate under this subdivision (3);”
Section 3. Effective Date of Amendments.
The amendments specified in Sections 1 and 2 of this Article III will become effective at the time that the Bonds of the series designated as “First Mortgage Bonds, Collateral Series F” are no longer Outstanding.

8

As provided in Section 2 of Article XIII of the Indenture, the Holders of Series 10 Bonds shall be deemed to have consented to this Supplemental Indenture No. 11 containing the amendments specified herein and no action on the part of such Holders is required to evidence such consent.
ARTICLE IV
Miscellaneous Provisions
This Supplemental Indenture No. 11 is a supplement to the Original Indenture. As heretofore supplemented and further supplemented by this Supplemental Indenture No. 11, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture as heretofore supplemented and this Supplemental Indenture No. 11 shall together constitute one and the same instrument.
The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 11. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

9

IN WITNESS WHEREOF, Tucson Electric Power Company has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Vice Presidents, and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries for and on its behalf; and The Bank of New York Mellon, as trustee, in evidence of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its authorized signatories and its corporate seal to be hereunto affixed and attested by one of its authorized signatories, for and on its behalf, all as of the day and year first above written.

Tucson Electric Power Company
By
Vice President

Attest:

Secretary

10

The Bank of New York Mellon, Trustee
By
Authorized Signatory

Attest:

Authorized Signatory

11

State of Arizona	)
	)	ss.:
County of Pima	)
This instrument was acknowledged before me this __ day of November 2010 by Kentton C. Grant, as Vice President and Treasurer, and Linda Kennedy, as Secretary, of Tucson Electric Power Company, an Arizona corporation, known to me to be the individuals who executed this instrument, and known to me to be a Vice President and Treasurer and the Secretary, respectively, of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

Notary Public

12

State of New York	)
	)	ss.:
County of New York	)
This instrument was acknowledged before me this __ day of November 2010 by _________, as Authorized Signatory, and ______________, as Authorized Signatory, of The Bank of New York Mellon, a New York banking corporation, known to me to be the individuals who executed this instrument, and known to me to be Authorized Signatories of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

Notary Public

13

Exhibit A
[Form of Bond]
This bond is non-transferable,
except to a successor Administrative Agent under the
Credit Agreement referred to herein.

No. ___________	$
TUCSON ELECTRIC POWER COMPANY
FIRST MORTGAGE BOND, COLLATERAL SERIES I
DUE MAY 1, 2015
TUCSON ELECTRIC POWER COMPANY, a corporation of the State of Arizona (hereinafter sometimes called the “Company”), for value received, promises to pay to as Administrative Agent under the Credit Agreement hereinafter referred to or registered assigns, the principal sum of
DOLLARS
on May 1, 2015 in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, at the office or agency of the Company in The City of New York, or in the City of Tucson, Arizona, upon presentation hereof, and quarterly, on the last Business Day (as defined in Supplemental Indenture No. 11 hereinafter referred to) of March, June, September and December in each year, commencing December 31, 2010 (each an “Interest Payment Date”), and at Maturity (as defined in Supplemental Indenture No. 11 hereinafter referred to), to pay interest thereon in like coin or currency at the rate specified below, from the Interest Payment Date next preceding the date of this bond (unless this bond be dated on an Interest Payment Date, in which case from the date hereof; or unless this bond be dated prior to the first Interest Payment Date, in which case from and including the date of the first authentication and delivery of the bonds of this series), until the Company’s obligation with respect to such principal sum shall be discharged.
During the period from and including the date of the first authentication and delivery of the bonds of this series to and including the day next preceding the first Interest Payment Date, the bonds of this series shall bear interest at the rate of eight per centum (8%) per annum; thereafter, the bonds of this series shall bear interest at a rate equal to the Alternate Base Rate (as defined in Supplemental Indenture No. 11 hereinafter referred to) from time to time in effect plus 500 basis points. Interest on the bonds of this series during any period for which payment is made shall be computed in accordance with the Credit Agreement.

This bond is one of an issue of bonds of the Company, issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement, renewal or other fund, established in accordance with the provisions of the indenture hereinafter mentioned, may afford additional security for the bonds of any particular series) by the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the “Original Indenture”), from the Company to The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), as trustee (the “Trustee”), as supplemented by eleven supplemental indentures including Supplemental Indenture No. 11, dated as of November 1, 2010 (the Original Indenture, as so supplemented, and such Supplemental Indenture being hereinafter called the “Indenture” and “Supplemental Indenture No. 11”, respectively), to which Indenture reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security provided by the Indenture, the rights and limitations of rights of the Company, the Trustee and the holders of said bonds with respect to the security provided by the Indenture, the powers, duties and immunities of the Trustee, the terms and conditions upon which such bonds are and are to be secured, and the circumstances under which additional bonds may be issued. The acceptance of this bond shall be deemed to constitute the consent and agreement by the holder hereof to all of the terms and provisions of the Indenture. This bond is one of a series of bonds designated as the First Mortgage Bonds, Collateral Series I, of the Company.
The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the holders of not less than sixty per centum (60%) in aggregate principal amount of the bonds of all series then outstanding under the Indenture, considered as one class; provided, however, that if there shall be bonds of more than one series outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the holders of bonds of one or more, but less than all, of such series, then the consent only of the holders of bonds in aggregate principal amount of the outstanding bonds of all series so directly affected, considered as one class, shall be required; and provided, further, that if the bonds of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holder of bonds of one or more, but less than all, of such tranches, then the consent only of the holders of bonds in aggregate principal amount of the outstanding bonds of all tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee to enter into one or more supplemental indentures for limited purposes without the consent of any holders of bonds. Any such consent by the holder of this bond shall be conclusive and binding upon such holder and upon all future holders of this bond and of any bond issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent is made upon this bond.
The Company has issued and delivered the bonds of this series to Union Bank, N.A., as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-Documentation Agents party thereto and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), in order to provide collateral security for the obligation of the Company thereunder to pay the Obligations (as defined in Supplemental Indenture No. 11).

Upon the occurrence of an Event of Default under the Credit Agreement, and further upon such additional conditions as are set forth in subdivision (h) of Article II of Supplemental Indenture No. 11, then all bonds of this series shall be redeemed immediately at the principal amount thereof plus accrued interest to the date of redemption.
The obligation of the Company to pay interest on the bonds of this series on any Interest Payment Date prior to Maturity (a) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (b) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount otherwise then due in respect of interest on the bonds of this series).
The obligation of the Company to pay the principal of and accrued interest on the bonds of this series at or after Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid and no Letter of Credit (as defined in Supplemental Indenture No. 11) shall remain outstanding or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid plus the aggregate stated amount of the outstanding Letters of Credit (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the bonds of this series).
The principal of this bond and the interest accrued hereon may become or be declared due and payable before the stated maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of a default as therein provided.
This bond is non-transferable except as required to effect transfer to any successor administrative agent under the Credit Agreement, any such transfer to be made at the office or agency of the Company in The City of New York, upon surrender and cancellation of this bond, and upon any such transfer a new bond of this series, for the same aggregate principal amount and having the same stated maturity date, will be issued to the transferee in exchange herefor. Prior to due presentment for registration of transfer, the Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes. This bond, alone or with other bonds of this series, may in like manner be exchanged at such office or agency for one or more bonds of this series of the same aggregate principal amount and having the same stated maturity date and interest rate, all as provided in the Indenture.
No recourse shall be had for the payment of the principal of or interest on this bond, or for any claim based hereon or otherwise in respect hereof or of the Indenture, against any incorporator, shareholder, director or officer, as such, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise howsoever (including, without limiting the generality of the foregoing, any proceeding to enforce any claimed liability of shareholders of the Company, based upon any theory of disregarding the corporate entity of the Company or upon any theory that the Company was acting as the agent or instrumentality of the shareholders); all such liability being, by the acceptance hereof and as a part of the consideration for the issuance hereof, expressly waived and released by every holder hereof, and being likewise waived and released by the terms of the Indenture under which this bond is issued, as more fully provided in said Indenture.
This bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by The Bank of New York Mellon, or its successor, as Trustee under the Indenture.

In Witness Whereof, the Company has caused this bond to be signed in its name by the manual or facsimile signature of its President or one of its Vice Presidents, and its corporate seal, or a facsimile thereof, to be impressed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.
Dated: ___ __, 20__

TUCSON ELECTRIC POWER COMPANY
By:

Attest:

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]
This is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.
Dated: ___ __, 20__

The Bank of New York Mellon, Trustee
By:

SCHEDULE A
DESCRIPTION OF MORTGAGED PROPERTY
Generic Description
All electric generating plants, gas generating plant, gas holders, steam plant, gas regulating stations, substations and other properties of the Company, including all power houses, transmission lines, buildings, pipes, structures and works, and the lands of the Company on which the same are situated, and all the Company’s lands, easements, rights, rights-of-way, water rights, rights to the use of water, including all of the Company’s right, title and interest in and to any and all decrees therefor, permits, franchises, consents, privileges, licenses, poles, towers, wires, switch racks, insulators, pipes, machinery, engines, boilers, motors, regulators, meters, tools, appliances, equipment, appurtenances and supplies, forming a part of or appertaining to said plants, holders, sites, stations or other properties, or any of them, or used or enjoyed or capable of being used or enjoyed in conjunction or connection therewith; and
All electric substations and substation sites of the Company including all buildings, structures, towers, poles, lines, and all equipment, appliances, and devices for transforming, converting and distributing electric energy, and all the right, title and interest of the Company in and to the land on which the same are situated, and all of the Company’s lands, easements, rights-of-way, rights, franchises, privileges, machinery, equipment, fixtures, appliances, devices, appurtenances and supplies forming a part of said substation or any of them, or used or enjoyed, or capable of being used or enjoyed, in conjunction or connection therewith; and
All warehouses, buildings, structures, works and sites and the Company’s lands on which the same are situated, and all easements, rights-of-way, permits, franchises, consents, privileges, licenses, machinery, equipment, furniture and fixtures, appurtenances and supplies forming a part of said warehouses, buildings, structures, works and sites, or any of them, or used or enjoyed or capable of being used or enjoyed in connection or conjunction therewith; and
All electric distribution systems of the Company, including towers, poles, wires, insulators, appliances, devices, appurtenances and equipment, and all the Company’s other property, real, personal or mixed, forming a part of, or used, occupied or enjoyed in connection with or in any way appertaining to said distribution systems, or any of them, together with all of the Company’s rights-of-way, easements, permits, privileges, municipal or other franchises, licenses, consents and rights for or relating to the construction, maintenance or operation thereof through, over, under or upon any public streets or highways, or public or private lands; and also all branches, extensions, improvements and developments of or appertaining to or connected with said electric distribution systems, or any of them, and all other electric distribution systems of the Company and parts thereof wherever situated, and whether now owned or hereafter acquired, as well as all rights-of-way, easements, privileges, permits, municipal or other franchises, consents and rights for or relating to the construction, maintenance or operation thereof, or any part thereof, through, over, under or upon public or private lands, whether now owned or hereafter acquired; and

All electric transmission and/or distribution lines of the Company, including the towers, poles, pole lines, wires, switch racks, insulators, supports, guys, telephone and telegraph lines and other appliances and equipment, and all other property of the Company, real, personal or mixed, forming a part thereof or appertaining thereto, together with all of the Company’s rights-of-way, easements, permits, privileges, municipal or other franchises, consents, licenses and rights, for or relating to the construction, maintenance or operation thereof, through, over, under or upon any public streets or highways or other lands, public or private; also all extension, branches, taps, developments and improvements of or to any and all of the above-described transmission and/or distribution lines, telephone and telegraph lines or any of them, as well as all rights-of-way, easements, permits, privileges, rights and municipal or other franchises, licenses and consents, for or relating to the construction, maintenance or operation of said lines or any of them, or any part thereof, through, over, under or upon any public streets or highways or any public or private lands, whether now owned or hereafter acquired;
Excepting, however, any property of the character of “Excepted Property” within the meaning of the Supplemental Indenture to which this Schedule A is attached.
Specific Description of Any Additional Real Property
Specific descriptions of additional portions of the Mortgaged Property which constitute real property, if any, are contained in Annex 1 to this Schedule A.

Annex 1
to
Schedule A
An undivided 33% interest in the following real property situated in Apache County, Arizona:
Parcel No. 1:
Section 1, Township 12 North, Range 27 East of the Gila and Salt River Base and Meridian, Apache County, Arizona.
EXCEPT one-half interest in all oil, gas, coal and other minerals upon, lying in or under the said land as reserved in Deed recorded in Book 25 of Deeds, page 348.
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 2:
Section 9, Township 12 North, Range 27 East of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT the Northeast quarter of the Northwest quarter thereof;
EXCEPT an undivided three-quarters of all oil and mineral rights on said land as reserved in instrument recorded in Book 27 of Deeds, page 522;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 3:
Section 11, Township 12 North, Range 27 East of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided three-quarters of all oil and mineral rights on said land as reserved in instrument recorded in Book 27 of Deeds, page 522;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.

Parcel No. 4:
All of Section 3, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT the following described parcel reserved unto the Grantor: BEGINNING at the Southwest corner of the above described Section 3, said point also being the Southeast corner of Section 4, Township 12 North, Range 28 East, and the Southeast corner of Mountain View Unit Two, a subdivision plat recorded in Book 6, page 32, records of Apache County, Arizona, and being situated in a portion of Section 4, Township 12 North, Range 28 East;
Thence North 02°59’52” West, along the west line of said Section 3, also being the east line of said Subdivision, a distance of 2,795.03 feet;
Thence North 89°43’22” East, a distance of 350.00 feet;
Thence South 02°59’52” West parallel with the east line of said Subdivision, a distance of 2,795.03, more or less, to a point on the South line of said Section 3;
Thence westerly, along the south line of said Section 3, a distance of 350 feet, more or less, to the POINT OF BEGINNING; AND
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 5:
The North half of the North half;
the North half of the Southwest quarter of the Northeast quarter;
and the North half of the South half of the Southwest quarter of the Northeast quarter of Section 7, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County,
Arizona;
EXCEPT one-half interest in all oil, gas, coal and other minerals upon, lying in or under the said land as reserved in Deed recorded in Book 25 of Deeds, page 349 (N1/2 of NE1/4; SW1/4 NE1/4, Except S1/2 S1/2 SW1/4NE1/4);
EXCEPT all oil, gas, coal and other minerals upon, lying in or under said land as reserved in Deed recorded in Book 25 of Deeds, page 384 (N1/2 of NW1/4);
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 6:
The East half;
the West half of the Southwest quarter;
and the Southwest quarter of the Northwest quarter of Section 8, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided one-half of all oil and mineral rights held as reserved in Deed recorded in Book 25 of Deeds, page 566 (East half of Section 8);

EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 7:
The South half;
and the South half of the North half of Section 9, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided one-half of all oil and mineral rights held as reserved in Deed recorded in Book 25 of Deeds, page 566;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 8:
The East half;
the Northwest quarter;
the East half of the Southwest quarter;
and the East half of the West half of the Southwest quarter of Section 17, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided one-half of all oil and mineral rights held as reserved in Deed recorded in Book 25 of Deeds, page 566; and
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 9:
The North half of the Southeast quarter of the Northeast quarter;
and the South half of the Northeast quarter of the Northeast quarter of Section 18, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 10:
The South half of the Southwest quarter of the Northwest quarter;
the East half of the Northwest quarter;
the Southwest quarter;
the Southeast quarter;
the West half of the Northeast quarter;

and the Southeast quarter of the Northeast quarter of Section 20, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT an undivided interest in all the oil, gas, coal and other minerals, as reserved in favor of Waldo I. Rogers and Joann R. Judd in Deed recorded in Docket 62, page 277.
Parcel No. 11:
The Northeast quarter of the Northeast quarter of Section 20, Township 12 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;
EXCEPT all the oil and gas in the land as reserved in the Patent from the United States of America (Docket 74, page 84).

EXHIBIT E-1
[FORM OF OPINION OF RAYMOND S. HEYMAN]
November 9, 2010
Union Bank, N.A.,
   as Administrative Agent, an Issuing Bank and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
The Lenders and Issuing Banks listed on Schedule I hereto
Ladies and Gentlemen:
I am Senior Vice President and General Counsel of Tucson Electric Power Company, an Arizona corporation (the “Company”), and have acted as such in connection with:
(i) The Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders and Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.) (“Union Bank”), as Administrative Agent (hereinafter, the “Second Amended and Restated Credit Agreement”); and
(ii) the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the “Mortgage Indenture”), from the Company to The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as Trustee (the “Mortgage Trustee”), as amended and supplemented by various supplemental indentures including Supplemental Indenture No. 11, dated as of November 1, 2010 (the “Mortgage Supplement”), from the Company to the Mortgage Trustee creating a series of First Mortgage Bonds, Collateral Series I (the “Mortgage Bonds”). The Mortgage Indenture, as so amended and supplemented, is hereinafter referred to as the “Mortgage.” Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Second Amended and Restated Credit Agreement.

November 9, 2010

In so acting I have reviewed all corporate proceedings of the Company in connection with (i) the authorization, execution and delivery of the Mortgage, the Second Amended and Restated Credit Agreement, the Revenue Bond Pledge Agreements, the Bond Delivery Agreement, the promissory notes executed and delivered by the Company on the date hereof pursuant to Section 2.08(e) of the Second Amended and Restated Credit Agreement (the “Notes”), and the fee letter agreement, dated November 9, 2010, between the Company and Union Bank, as Administrative Agent and an Issuing Bank (the “Fee Letter”), and (ii) the authorization, execution and issuance of the Mortgage Bonds. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary as a basis for the opinions set forth below. I have relied as to various questions of fact upon the representations and warranties of the Company contained in the Second Amended and Restated Credit Agreement and in the certificates of public officials and officers of the Company delivered thereunder, and have further relied upon certificates of the Mortgage Trustee as to the authentication of the Mortgage Bonds.
As to all matters relating to the status of title to property and encumbrances thereon, I have relied upon public records, certificates and reports of title companies and other records and documents including without limitation instruments of conveyance and, with respect to the lien of the Mortgage on personal property, upon recent Uniform Commercial Code search reports and upon, among other things, recent reports with respect to tax liens and judgments as to courts of competent jurisdiction in the State of Arizona. In my opinion, the searches described in such reports were conducted in the appropriate offices and locations in order to discover effective filings or recordings with respect to the property subject to the Mortgage.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, I am of the opinion that:
1. The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification except to the extent that the failure to so qualify would not have a Material Adverse Effect.
2. The Company had the corporate power and authority to execute and deliver the Mortgage Indenture as heretofore supplemented. The Company has the corporate power and authority to perform the Mortgage, to execute, deliver and perform the Second Amended and Restated Credit Agreement and to borrow and request the issuance of Letters of Credit thereunder, to execute, deliver and perform the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement and to issue and deliver the Mortgage Bonds pursuant to the Bond Delivery Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Second Amended and Restated Credit Agreement, the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement and to borrow and request the issuance of Letters of Credit under the Second Amended and Restated Credit Agreement and to issue and deliver the Mortgage Bonds pursuant to the Bond Delivery Agreement.

November 9, 2010

3. The Second Amended and Restated Credit Agreement, the Mortgage, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement have been duly and validly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms except that certain of the remedial provisions of the Mortgage may be limited by the law of the state wherein the mortgaged property is located (however, such law does not, in my opinion, make the remedies afforded by the Mortgage inadequate for the practical realization of the benefits thereof) and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of mortgagees’ and other creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Second Amended and Restated Credit Agreement with respect to liabilities under federal or state securities law.
4. The Mortgage Bonds have been duly and validly issued and executed and delivered by the Company and authenticated by the Mortgage Trustee and are legal, valid and binding obligations of the Company enforceable in accordance with their terms (subject to the exceptions referred to in paragraph 3 above), and are entitled to the benefits of and secured by the Lien of the Mortgage, equally and ratably with all other bonds outstanding thereunder.
5. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of the Second Amended and Restated Credit Agreement, the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement, for borrowings and requests for issuance of Letters of Credit by the Company under the Second Amended and Restated Credit Agreement or for the issuance by the Company of the Mortgage Bonds pursuant to the Bond Delivery Agreement, except the Order (Decision No. 71788) of the ACC relating thereto (which has been obtained and is, to the best of my knowledge, in full force and effect); provided, however, that I express no opinion as to compliance with the securities or “blue sky” laws of any jurisdiction.
6. The execution, delivery and performance by the Company of the Second Amended and Restated Credit Agreement, the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement, the borrowings and requests for issuance of Letters of Credit under the Second Amended and Restated Credit Agreement and the issuance of the Mortgage Bonds and delivery thereof pursuant to the Bond Delivery Agreement will not (a) violate any law, rule

November 9, 2010

or regulation of any Governmental Authority, which, in my experience, is normally applicable to transactions of the type contemplated thereby or to entities similar to the Company, (b) violate any order of any Governmental Authority of which I have knowledge, (c) violate the Restated Articles of Incorporation, as amended, or Bylaws, as amended, of the Company, (d) violate or result in a default under any indenture, agreement or other instrument, of which I have knowledge, binding upon the Company or its assets or (e) result in, or require, the creation or imposition of any Lien on any of its properties or revenues other than as contemplated by the Mortgage and the Second Amended and Restated Credit Agreement.
7. Except as disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to my knowledge, threatened against or affecting the Company or any of its Consolidated Subsidiaries (a) as to which there is, in my judgment, a reasonable possibility of an adverse determination and that, if adversely determined, would individually or in the aggregate, in my judgment, result in a Material Adverse Effect or (b) that involves the Second Amended and Restated Credit Agreement or any other Loan Document, or any transactions contemplated therein.
8. No taxes (as distinguished from filing and recordation fees) are payable to the State of Arizona or any subdivision or agency thereof in connection with the execution, delivery and filing or recordation of the Mortgage Supplement or any related filings or recordings, or the execution, authentication, issuance or delivery of the Mortgage Bonds.
9. The Company has good and marketable fee title to all of the real properties in the State of Arizona purported to be owned by the Company in fee on which the Company’s generating stations (or the Company’s undivided ownership or leasehold interest therein, as the case may be) are located, except for such properties as have been disposed of or released from the lien of the Mortgage in accordance with the provisions thereof, subject to (A) the lien of the Mortgage, (B) “Permitted Encumbrances” as such term is defined in the Mortgage, (C) the possible defects, liens, encumbrances, reservations or restrictions described in the sixth, seventh, eighth and ninth paragraphs in Item 2 — PROPERTIES in the Company’s Annual Report on Form 10-K for 2009, which possible defects, liens, encumbrances, reservations or restrictions do not materially affect the Company’s title to such properties, and (D) other liens, encumbrances, defects, exceptions and qualifications, none of which, individually or in the aggregate, materially affect the business or operations of the Company, or the Company’s title to its properties.

November 9, 2010

10. The Mortgage has been duly recorded and filed as a mortgage and security agreement with respect to real and personal property, and appropriate financing statements and continuation statements have been filed for record and recorded and posted, to such extent, in such manner and in such places in the State of Arizona as are required by law to make effective the lien which the Mortgage purports to create and all recordings and filing fees in connection therewith have been paid; the Mortgage constitutes a valid first mortgage lien on and valid security interest in the properties and franchises in the State of Arizona specifically or generally described or referred to therein as being subject to the lien thereof, subject to “Permitted Encumbrances” (as defined therein) and subject to certain possible prior interests described in the sixth, seventh, eighth and ninth paragraphs of Item 2 — PROPERTIES in the Company’s Annual Report on Form 10-K for 2009, which possible prior interests are permitted under the Mortgage; all properties and franchises in the State of Arizona (except those of the character expressly excepted or released from the lien of the Mortgage) hereafter acquired by the Company will, upon such acquisition, become subject to the lien of the Mortgage, subject to no liens prior to or pari passu with the lien of the Mortgage except “Permitted Encumbrances” and liens or other encumbrances, if any, existing or placed thereon at the time of the acquisition thereof by the Company or, with respect to real estate, placed thereon following the acquisition thereof by the Company and prior to the filing and recording of an indenture supplemental to the Mortgage or an instrument of further assurance specifically describing such real estate, and to certain possible claims of a trustee in bankruptcy and possible claims and taxes of the United States of America; and no rerecording or refiling of the Mortgage is, or will under existing law be, necessary to maintain, preserve, and protect the lien of the Mortgage as a mortgage on the real property, and a security interest in the personal property, in each case in the State of Arizona specifically or generally described or referred to therein as being subject to the lien thereof.
I express no opinion as to the granting of security interests in motor vehicles, aircraft, ships, insurance policies, instruments, contracts with governmental authorities and rights in connection therewith, deposit accounts, copyrights, trademarks, patents, brokerage accounts, security accounts, security entitlements, investment property, property located other than in Arizona, goods to be kept outside of Arizona, other goods subject to certificate of title statutes, other personal property excluded pursuant to A.R.S. Section 47-9109, security interests arising pursuant to Uniform Commercial Code articles on sales and leases, consignment transactions, and, with respect to the perfection of security interests in personal property, transactions for which filing is not necessary or effective pursuant to A.R.S. Section 47-9310.
This opinion is limited to the laws of the States of Arizona, New York and New Mexico, and the federal laws of the United States of America. As to all matters of New York law, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, and as to matters involving technical compliance with the conditions set forth in the Mortgage precedent to the issuance of the Mortgage Bonds (insofar as such matters are governed by the Trust Indenture Act of 1939, as amended), I have relied, with your consent, upon the opinion of even date herewith rendered to you by Morgan, Lewis & Bockius LLP of New York, New York, and as to all matters of New Mexico law, I have relied, with your consent, upon the opinion of even date herewith rendered to you by Rodey, Dickason, Sloan, Akin & Robb, P.A. of Albuquerque, New Mexico, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

November 9, 2010

Morgan, Lewis & Bockius LLP and Rodey, Dickason, Sloan, Akin & Robb, P.A. are authorized to rely upon this letter as to matters of Arizona law. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Second Amended and Restated Credit Agreement) or Issuing Banks may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.
Very truly yours,
Raymond S. Heyman

SCHEDULE I
LENDERS
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
SUNTRUST BANK
THE BANK OF NEW YORK MELLON
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
COMPASS BANK
COBANK, ACB
THE BANK OF NOVA SCOTIA
BANK HAPOALIM B.M.
BAYERISCHE LANDESBANK, NEW YORK BRANCH
COMERICA BANK
NATIONAL BANK OF ARIZONA
ISSUING BANKS
JPMORGAN CHASE BANK, N.A.
THE BANK OF NEW YORK MELLON
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION

EXHIBIT E-2
[FORM OF OPINION OF MORGAN, LEWIS & BOCKIUS LLP]
November 9, 2010
Union Bank, N.A.,
   as Administrative Agent, an Issuing Bank and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
The Lenders and Issuing Banks listed on Schedule I hereto
Ladies and Gentlemen:
We are counsel to Tucson Electric Power Company, an Arizona corporation (the “Company”), and have acted as such in connection with:
The Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders and Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.) (“Union Bank”), as Administrative Agent (hereinafter, the “Second Amended and Restated Credit Agreement”); and
the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the “Mortgage Indenture”), from the Company to The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as Trustee (the “Mortgage Trustee”), as amended and supplemented by various supplemental indentures including Supplemental Indenture No. 11, dated as of November 1, 2010 (the “Mortgage Supplement”), from the Company to the Mortgage Trustee creating a series of First Mortgage Bonds, Collateral Series I (the “Mortgage Bonds”). The Mortgage Indenture, as so amended and supplemented, is hereinafter referred to as the “Mortgage.”

November 9, 2010

In so acting we have reviewed all corporate proceedings of the Company in connection with (i) the authorization, execution and delivery of the Mortgage, the Second Amended and Restated Credit Agreement, the Revenue Bond Pledge Agreements, the Bond Delivery Agreement, the promissory notes executed and delivered by the Company on the date hereof pursuant to Section 2.08(e) of the Second Amended and Restated Credit Agreement (the “Notes”), and the fee letter agreement, dated November 9, 2010, between the Company and Union Bank, as Administrative Agent and an Issuing Bank (the “Fee Letter”), and (ii) the authorization, execution and issuance of the Mortgage Bonds. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary as a basis for the opinions set forth below. We have relied as to various questions of fact upon the representations and warranties of the Company contained in the Second Amended and Restated Credit Agreement and in the certificates of public officials and officers of the Company delivered thereunder, and have further relied upon certificates of the Mortgage Trustee as to the authentication of the Mortgage Bonds. Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Second Amended and Restated Credit Agreement.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, we are of the opinion that:
1. The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification except to the extent that the failure to so qualify would not have a Material Adverse Effect.
2. The Company had the corporate power and authority to execute and deliver the Mortgage Indenture as heretofore supplemented; the Company has the corporate power and authority to perform the Mortgage, to execute, deliver and perform the Second Amended and Restated Credit Agreement and to borrow and request the issuance of Letters of Credit thereunder, to execute, deliver and perform the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement and to issue and deliver the Mortgage Bonds pursuant to the Bond Delivery Agreement; and the Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Second Amended and Restated Credit Agreement, the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement, the borrowings and requests for issuance of Letters of Credit under the Second Amended and Restated Credit Agreement and the issuance of the Mortgage Bonds and the delivery thereof pursuant to the Bond Delivery Agreement.
3. The Second Amended and Restated Credit Agreement, the Mortgage, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement have been duly and validly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except that certain of the remedial provisions of the Mortgage may be limited by the laws of the state wherein the mortgaged property is located and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or

November 9, 2010

other similar laws affecting the enforcement of mortgagees’ and other creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Second Amended and Restated Credit Agreement with respect to liabilities under federal or state securities laws.
4. The Mortgage Bonds have been duly and validly issued and executed and delivered by the Company and authenticated by the Mortgage Trustee and are legal, valid and binding obligations of the Company enforceable in accordance with their terms (subject to the exceptions referred to in paragraph 3 above), and are entitled to the benefits of and secured by the Lien of the Mortgage, equally and ratably with all other bonds outstanding thereunder.
5. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority of the State of New York, the Federal Energy Regulatory Commission (“FERC”) or the Arizona Corporation Commission (“ACC”) is required in connection with the execution, delivery or performance by the Company of the Second Amended and Restated Credit Agreement, the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement, for borrowings and requests for issuances of Letters of Credit by the Company under the Second Amended and Restated Credit Agreement or for the issuance and delivery by the Company of the Mortgage Bonds pursuant to the Bond Delivery Agreement, except the Order (Decision No. 71788) of the ACC relating thereto (which has been obtained and is, to the best of our knowledge, in full force and effect); provided, however, that we express no opinion in this paragraph as to compliance with the securities or “blue sky” laws of any jurisdiction.
6. The execution, delivery and performance by the Company of the Second Amended and Restated Credit Agreement, the Mortgage Supplement, the Revenue Bond Pledge Agreements, the Notes, the Fee Letter and the Bond Delivery Agreement, the borrowings and requests for issuances of Letters of Credit under the Second Amended and Restated Credit Agreement and the issuance of the Mortgage Bonds and the delivery thereof pursuant to the Bond Delivery Agreement will not violate (a) any applicable law of the State of New York or any law administered by or any rule or regulation of the FERC or the ACC, (b) the Company’s Restated Articles of Incorporation, as amended, or Bylaws, as amended, (c) the Mortgage or (d) any agreement or other instrument, of which we have knowledge, (1) to which the Company is a party relating to pollution control revenue bonds or industrial development revenue bonds issued to finance projects of the Company or (2) to which the Company is a party relating to any Sale Leaseback consummated prior to the date hereof, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues other than as contemplated by the Mortgage and the Second Amended and Restated Credit Agreement.
7. No taxes (as distinguished from filing and recordation fees) are payable to the State of New York or any subdivision or agency thereof in connection with the execution, delivery and filing or recordation of the Mortgage Supplement or any related filings or recordings, or the execution, authentication, issuance or delivery of the Mortgage Bonds.

November 9, 2010

8. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
9. The provisions of each Revenue Bond Pledge Agreement are sufficient to create a valid and enforceable security interest in favor of the Revenue Bond Issuing Bank party thereto (for the benefit of the Revenue Bond Lenders) under the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “New York UCC”), as security for the Obligations (as defined in such Revenue Bond Pledge Agreement), in the right, title and interest of the Company in the Company Bonds (as defined in such Revenue Bond Pledge Agreement), all proceeds thereof and all security entitlements relating thereto (collectively the “Pledged Collateral”).
With respect to each Revenue Bond Pledge Agreement other than the Revenue Bond Pledge Agreement relating to the Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project) issued by The Industrial Development Authority of the County of Apache (the “1985 Pledge Agreement”), if the Company Bonds are registered in the name of the Revenue Bond Issuing Bank party thereto and held by such Revenue Bond Issuing Bank, then the security interest created in favor of such Revenue Bond Issuing Bank in the Company’s right, title and interest in the Company Bonds and any identifiable proceeds thereof held by such Revenue Bond Issuing Bank will be perfected.
With respect to the 1985 Pledge Agreement, if the Company Bonds are registered in the name of the Tender Agent (as defined in the 1985 Pledge Agreement) and held by the Tender Agent as Custodian under, and as defined in, the 1985 Pledge Agreement for the benefit of the Revenue Bond Issuing Bank party thereto, then the security interest created in favor of such Revenue Bond Issuing Bank in the Company’s right, title and interest in the Company Bonds and any identifiable proceeds thereof held by the Custodian will be perfected.
If the Company Bonds are registered in the name of Cede & Co., and The Depository Trust Company (“DTC”) makes appropriate entries on its books crediting the Company Bonds and any identifiable proceeds thereof to the appropriate securities account of the Trustee, the Agent or the Custodian (as defined in, and as applicable under, each Revenue Bond Pledge Agreement), as a direct participant of DTC, and the Trustee, the Agent or the Custodian (as applicable), as a “securities intermediary” within the meaning of the New York UCC (a “Securities Intermediary”), has on its books and records identified the applicable Revenue Bond Issuing Bank as the “entitlement holder” of security entitlements to the Company Bonds and such proceeds, then the security interest created in favor of such Revenue Bond Issuing Bank in the Company’s right, title and interest in such Company Bonds, such security entitlements to the Company Bonds and such proceeds will be perfected.
Our opinions as to the Revenue Bond Pledge Agreements and the perfection of any security interest are subject to the following additional assumptions and qualifications:

November 9, 2010

(A) except with respect to the Company Bonds, the interest thereon, the security entitlements thereto and any other Collateral (as defined in each Revenue Bond Pledge Agreement) identified by a type of collateral defined in the New York UCC, we have assumed, with your permission and without independent investigation, that the description of the Pledged Collateral in each Revenue Bond Pledge Agreement is adequate for purposes of Section 9-108 of the New York UCC;
(B) we have assumed, with your permission and without independent investigation, that each Revenue Bond Issuing Bank is taking the pledge of the Collateral (as defined in each Revenue Bond Pledge Agreement) pursuant to the applicable Revenue Bond Pledge Agreement in good faith and without notice of any adverse claim in, to or against such Collateral;
(C) we express no opinion regarding the creation of a security interest in the right, title and interest of the Company in any proceeds of the Company Bonds (other than cash proceeds) to the extent that (i) such proceeds consist of property in which a security interest cannot be created under the New York UCC or (ii) such proceeds consist of commercial tort claims or cooperative interests;
(D) we express no opinion regarding the perfection of a security interest in the right, title and interest of the Company in any proceeds of the Company Bonds (other than cash proceeds) in which a security interest cannot be perfected by possession under the New York UCC;
(E) we have assumed, with your permission and without independent investigation, that each Securities Intermediary’s jurisdiction (as contemplated by Section 8-110(e) of the New York UCC) is the State of New York;
(F) we wish to call your attention to the provisions of (i) Sections 9-314 to 9-317 and 9-320 to 9-338 of the New York UCC, as to limitations on the effect of perfection, and (ii) Sections 9-301 to 9-308, 9-315 and 9-316 of the New York UCC, as to actions that may be necessary in the future to continue perfection as a result of the lapse of time or a change in circumstances;
(G) limitations imposed by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and by (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (B) concepts of materiality, reasonableness, good faith and fair dealing;

November 9, 2010

(H) we express no opinion regarding the enforceability of any provisions intended to establish any standard other than the standard set forth in the relevant Uniform Commercial Code as the measure of the performance of any party thereto of such party’s obligations thereunder, and assume for purposes of this Opinion that the Trustee, the Agent and the Custodian, in each case as Securities Intermediary, will perform all of the duties and exercise the standard of care required by the New York UCC;
(I) we express no opinion as to the effect, if any, of a bankruptcy, insolvency, receivership, conservatorship or similar event with respect to any Securities Intermediary;
(J) (i) we express no opinion as to the effect of any rule adopted by a clearing corporation within the meaning of Section 8-102(a)(5) of the New York UCC (a “Clearing Corporation”) governing rights and obligations among the Clearing Corporation and its participants in the Clearing Corporation, and (ii) we express no opinion as to the creation or perfection of any security interest in any proceeds of the Company Bonds that consist of obligations of the government of the United States or any agency or instrumentality thereof except for such obligations which are subject to 31 C.F.R. Part 357 (book-entry Treasury bills, notes and bonds) and the book-entry rules promulgated by any Federal administrative agency which adopts the provisions of 31 C.F.R. Part 357 in connection with such agency’s instruments and obligations, and in which a security interest therein may be perfected under the New York UCC in the manner described in opinion paragraph 9; and
(K) we wish to point out that the rights of each Revenue Bond Issuing Bank in respect of any security interest in a security entitlement are subject to the rights of the holder of such security entitlement specified in Part 5 of Article 8 of the New York UCC against the relevant Securities Intermediary.
This opinion is limited to the laws of the States of New York, Arizona and New Mexico, and the federal laws of the United States of America. As to all matters of law of the States of Arizona and New Mexico, we have relied, with your consent, upon the respective opinions of even date herewith rendered to you by Raymond S. Heyman, Esq., Senior Vice President and General Counsel of the Company, and Rodey, Dickason, Sloan, Akin & Robb, P.A., of Albuquerque, New Mexico, counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

November 9, 2010

Raymond S. Heyman, Esq. and Rodey, Dickason, Sloan, Akin & Robb, P.A., are authorized to rely upon this letter as to matters of New York and, to the extent stated in their opinions, federal law. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Second Amended and Restated Credit Agreement) or Issuing Banks may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.
Very truly yours,
MORGAN, LEWIS & BOCKIUS LLP

SCHEDULE I
LENDERS
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
SUNTRUST BANK
THE BANK OF NEW YORK MELLON
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
COMPASS BANK
COBANK, ACB
THE BANK OF NOVA SCOTIA
BANK HAPOALIM B.M.
BAYERISCHE LANDESBANK, NEW YORK BRANCH
COMERICA BANK
NATIONAL BANK OF ARIZONA
ISSUING BANKS
JPMORGAN CHASE BANK, N.A.
THE BANK OF NEW YORK MELLON
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION

EXHIBIT E-3
[OPINION OF RODEY, DICKASON, SLOAN, AKIN & ROBB, PA]
November 9, 2010
Union Bank, N.A.,
   as Administrative Agent, an Issuing Bank and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
The Lenders and Issuing Banks listed on Schedule I hereto
Ladies and Gentlemen:
We are special New Mexico counsel to Tucson Electric Power Company, an Arizona corporation (the “Company”), and have acted as such in connection with the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the “Mortgage Indenture”), from the Company to The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as Trustee (the “Mortgage Trustee”), as amended and supplemented by various supplemental indentures, including Supplemental Indenture No. 11, dated as of November 1, 2010 (the “Mortgage Supplement”), from the Company to the Mortgage Trustee creating a series of First Mortgage Bonds, Collateral Series I (the “Mortgage Bonds”). The Mortgage Indenture, as so amended and supplemented, is hereinafter referred to as the “Mortgage”. Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders and Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent (hereinafter, the “Second Amended and Restated Credit Agreement”).
In so acting we have examined such documents and satisfied ourselves as to such matters as we have deemed necessary as a basis for the opinions set forth below. As to all matters relating to the status of title to property and encumbrances thereon, we have relied solely upon public records, certificates and reports of title companies and other records and documents including without limitation instruments of conveyance.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, we are of the opinion that:
1. The Company is duly qualified as a foreign corporation and in good standing in the State of New Mexico.

November 9, 2010

2. The Mortgage, the Mortgage Bonds and the Second Amended and Restated Credit Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in the State of New Mexico in accordance with their respective provisions, except that certain of the remedial provisions of the Mortgage may be limited by the law of the State of New Mexico (however, such law does not, in our opinion, make the remedies afforded by the Mortgage inadequate for the practical realization of the benefits thereof) and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the enforcement of mortgagees’ and other creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and subject to any laws and principles of public policy of the United States of America, the State of New Mexico or the Navajo Nation limiting the right to enforce indemnification or contribution provisions contained in the Second Amended and Restated Credit Agreement with respect to any actual or alleged presence or release of Hazardous Materials on or from any property in the State of New Mexico owned or operated by the Company or any of its Subsidiaries or any Environmental Liability.
3. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority of the State of New Mexico is required in connection with the execution, delivery or performance by the Company of the Second Amended and Restated Credit Agreement, borrowings and requests for issuance of Letters of Credit by the Company under the Second Amended and Restated Credit Agreement or for the issuance and delivery by the Company of the Mortgage Bonds; provided, however, that we express no opinion as to compliance with the securities or “blue sky” laws of the United States of America or any other jurisdiction.
4. The execution, delivery and performance by the Company of the Second Amended and Restated Credit Agreement, the borrowings and requests for issuance of Letters of Credit thereunder and the issuance of the Mortgage Bonds and delivery thereof pursuant to the Bond Delivery Agreement will not (a) violate any law, rule or regulation of any Governmental Authority of the State of New Mexico, which, in our experience, is normally applicable to transactions of the type contemplated thereby or to entities similar to the Company, (b) violate any applicable order of any Governmental Authority of the State of New Mexico of which we have knowledge or (c) result in, or require, the creation or imposition of any Lien on any of the properties of the Company in the State of New Mexico other than as contemplated by the Mortgage or the Second Amended and Restated Credit Agreement.
5. The Company has good and marketable fee title to all the real properties in the State of New Mexico purported to be owned by the Company in fee and good and marketable title to all the other properties in the State of New Mexico described or referred to in the Mortgage as being subject to the lien thereof, except for such properties as have been disposed of or released from the lien of the Mortgage in accordance with the provisions thereof, subject to (A) the lien of the Mortgage, (B) “Permitted Encumbrances,” as such term is defined in the Mortgage, (C) the possible defects, liens, encumbrances, reservations or restrictions described in the sixth, eighth and ninth paragraphs in Item 2 — PROPERTIES in the Company’s Annual Report on Form 10-K for 2009, which possible defects, liens, encumbrances, reservations or restrictions do not materially affect the Company’s title to such properties, and (D) such other defects and qualifications, none of which, individually or in the aggregate, materially affect the Company’s business or operations.

November 9, 2010

6. The Mortgage has been duly recorded and filed as a mortgage and security agreement with respect to real and personal property, and appropriate financing statements have been filed and posted, to such extent, in such manner and in such places in the State of New Mexico as are required by law to make effective the lien on properties in the State of New Mexico which the Mortgage purports to create, and all recording and filing fees in connection therewith have been paid; the Mortgage constitutes a valid first mortgage lien on and a valid security interest in the properties in the State of New Mexico specifically or generally described or referred to therein as being subject to the lien thereof, subject to “Permitted Encumbrances” (as defined therein) and subject to certain possible prior interests described in the sixth, eighth and ninth paragraphs in Item 2 — PROPERTIES in the Company’s Annual Report on Form 10-K for 2009, which possible prior interests are permitted under the Mortgage; all properties in the State of New Mexico (except those of the character expressly excepted from the lien of the Mortgage) hereafter acquired by the Company will, upon such acquisition, become subject to the lien of the Mortgage, subject to no liens prior to or pari passu with the lien of the Mortgage except “Permitted Encumbrances” and liens or other encumbrances, if any, existing or placed thereon at the time of the acquisition thereof by the Company or, with respect to real estate, placed thereon following the acquisition thereof by the Company and prior to the filing and recording of an indenture supplemental to the Mortgage or an instrument of further assurance specifically describing such real estate, and to certain possible claims of a trustee in bankruptcy and possible claims and taxes of the United States of America; and no re-recording or refiling of the Mortgage is, or will under existing law be, necessary to maintain, preserve and protect the lien of the Mortgage as a mortgage on the real property and a security interest in the personal property, in each case in the State of New Mexico, specifically or generally described or referred to therein as being subject to the lien thereof.
7. No taxes (as distinguished from filing and recordation fees) are payable to the State of New Mexico or any subdivision or agency thereof in connection with the execution, delivery and filing or recordation of the Mortgage Supplement or any related filings or recordings, or the execution, authentication, issuance or delivery of the Mortgage Bonds.
We express no opinion with respect to security interests in motor vehicles, aircraft, ships, other goods subject to certificate of title statutes, insurance policies, instruments, contracts with governmental authorities and rights in connection therewith, deposit accounts, copyrights, trademarks, patents, brokerage accounts, security accounts, security entitlements, investment property, property located outside the State of New Mexico, goods to be kept outside the State of New Mexico, other personal property excluded from the operation of Article 9 of the Uniform Commercial Code of New Mexico (the “UCC”), security interests arising pursuant to the UCC provisions dealing with sales, with bank accounts and collections, with letters of credit, with leases, and with consignment transactions, and, with respect to the perfection of security interests in personal property, transactions for which filing is not necessary or effective to perfect a security interest under Section 9-310, Section 9-311 or Section 9-312 of the UCC.

November 9, 2010

We are members of the State Bar of New Mexico and do not hold ourselves out as experts on the law of other states. Accordingly, the opinions enumerated above are based solely upon the law of the State of New Mexico and, with reference to the interests of the Company and the rights of the Mortgage Trustee in the San Juan Generating Station, the Four Corners Generating Station and the easement and lease relating thereto, upon the laws of the United States and the Navajo Nation. To the extent that such opinions are dependent upon matters governed by the law of the State of Arizona, the law of the State of New York, the Federal Power Act, as amended, the Trust Indenture Act of 1939, as amended, or the Investment Company Act of 1940, as amended, we have relied, with your consent, upon the respective opinions of even date herewith rendered to you by Raymond S. Heyman, Esq., Senior Vice President and General Counsel of the Company, and Morgan, Lewis & Bockius LLP, New York counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.
Raymond S. Heyman, Esq. and Morgan, Lewis & Bockius LLP are authorized to rely upon this letter except to the extent that the opinions expressed herein are based upon the assumption that the opinions expressed by Raymond S. Heyman, Esq., and Morgan, Lewis & Bockius LLP are correct. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Second Amended and Restated Credit Agreement) or Issuing Banks may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.
Very truly yours,
RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

SCHEDULE I
LENDERS
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
SUNTRUST BANK
THE BANK OF NEW YORK MELLON
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
COMPASS BANK
COBANK, ACB
THE BANK OF NOVA SCOTIA
BANK HAPOALIM B.M.
BAYERISCHE LANDESBANK, NEW YORK BRANCH
COMERICA BANK
NATIONAL BANK OF ARIZONA
ISSUING BANKS
JPMORGAN CHASE BANK, N.A.
THE BANK OF NEW YORK MELLON
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION